                                                                     Exhibit 2.1



                            STOCK PURCHASE AGREEMENT

                                     BETWEEN

                          STRATEGIC DISTRIBUTION, INC.

                                       AND

                      PROJECT SOFTWARE & DEVELOPMENT, INC.

                          DATED AS OF JANUARY 11, 2000

                                TABLE OF CONTENTS

                                                                        Page No.

ARTICLE I. DEFINITIONS........................................................1

1.1.  Certain Definitions.....................................................1
1.2.  Accounting Terms and Determinations.....................................6

ARTICLE II. SALE AND PURCHASE.................................................6

2.1.  Agreement to Sell and to Purchase.......................................6
2.2.  Purchase and Sale of Shares.............................................6

ARTICLE III. REPRESENTATIONS AND WARRANTIES OF SELLER.........................6

3.1.  Authority of Seller.....................................................6
3.2.  Organization of the Company.............................................7
3.3.  Capitalization of the Company; Title to the Shares......................7
3.4.  No Conflict or Violation................................................8
3.5.  Subsidiaries and Investments............................................8
3.6.  Financial Statements....................................................8
3.7.  Undisclosed Liabilities.................................................9
3.8.  Accounts Receivable.....................................................9
3.9.  Material Adverse Change.................................................9
3.10.  Real Property..........................................................9
3.11.  Condition of Property.................................................10
3.12.  Compliance with Laws..................................................10
3.13.  Affiliate Agreements..................................................11
3.14.  Contracts.............................................................11
3.15.  Intellectual Property.................................................12
3.16.  Employee Benefit Plans................................................15
3.17.  Insurance.............................................................17
3.18.  Litigation............................................................18
3.19.  Tax Matters...........................................................18
3.20.  Interim Operations....................................................19
3.21.  Brokers...............................................................19
3.22.  Customers.............................................................20
3.23.  Banking Facilities....................................................20
3.24.  Support Services Provided by Seller...................................20
3.25.  No Misrepresentation..................................................20
3.26.  Disclaimer of Additional Representations and Warranties...............20

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF PURCHASER......................20

4.1.  Authority of Purchaser.................................................21
4.2.  No Conflict or Violation...............................................21
4.3.  Litigation.............................................................22
4.4.  Brokers................................................................22
4.5.  Investment Intent; Status..............................................22

ARTICLE V. CERTAIN COVENANTS OF SELLER PENDING CLOSING.......................22

5.1.  Conduct of Business....................................................22
5.2.  Information and Access.................................................24

ARTICLE VI. CERTAIN COVENANTS AND AGREEMENTS.................................24

6.1.  Hart-Scott-Rodino and Other Filings....................................24

6.2.  Transfer Taxes.........................................................25
6.3.  Certain Tax Matters....................................................25
6.4.  Certain Provisions Relating to Consents................................26
6.5.  Noncompetition; Standstill.............................................27
6.6.  Nondisclosure..........................................................28
6.7.  Efforts................................................................28
6.8.  Ongoing Cooperation....................................................28

ARTICLE VII. CONDITIONS TO SELLER'S OBLIGATIONS..............................29

7.1.  Representations and Warranties.........................................29
7.2.  Compliance with Agreement..............................................29
7.3.  No Adverse Proceeding..................................................29
7.4.  Hart-Scott-Rodino......................................................29
7.5.  License and Services Agreement.........................................29
7.6.  TPNR Agreement.........................................................29
7.7.  Credit Facility Consents...............................................30
7.8.  Legal Opinion..........................................................30
7.9.  Escrow Agreement.......................................................30
7.10.  Corporate Documents...................................................30

ARTICLE VIII. CONDITIONS TO PURCHASER'S OBLIGATIONS..........................30

8.1.  Representations and Warranties.........................................30
8.2.  Compliance with Agreement..............................................30
8.3.  No Adverse Proceeding..................................................31
8.4.  Hart-Scott-Rodino......................................................31
8.5.  TPNR Agreement.........................................................31
8.6.  Release of Certain Liabilities.........................................31
8.7.  Resignations...........................................................31
8.8.  Credit Facility Consents...............................................31
8.9.  Indemnification Agreement..............................................31
8.10.  Escrow Agreement......................................................31
8.11.  Legal Opinions........................................................31
8.12.  Consents..............................................................32
8.13.  Corporate Documents...................................................32

ARTICLE IX. THE CLOSING; TERMINATION.........................................32

9.1.  The Closing............................................................32
9.2.  Deliveries by Seller at the Closing....................................32
9.3.  Deliveries by Purchaser at the Closing.................................32
9.4.  Termination............................................................33

ARTICLE X. INDEMNIFICATION...................................................33

10.1.  Survival..............................................................33
10.2.  Indemnification; Certain Limitations..................................33
10.3.  Matters Involving Third Parties.......................................35
10.4.  Exclusive Remedy......................................................36
10.5.  Purchase Price Adjustment.............................................36

ARTICLE XI. EMPLOYEE BENEFIT PLANS...........................................37

11.1.  Welfare Plans.........................................................37

ARTICLE XII. MISCELLANEOUS PROVISIONS........................................37

12.1.  Notices...............................................................37
12.2.  Amendments............................................................38

12.3.  Binding Effect; Assignment and Parties in Interest....................38
12.4.  Announcements.........................................................39
12.5.  Expenses..............................................................39
12.6.  Entire Agreement......................................................39
12.7.  Descriptive Headings..................................................39
12.8.  Counterparts..........................................................39
12.9.  Governing Law.........................................................39
12.10.  Construction.........................................................40
12.11.  Severability.........................................................40
12.12.  Specific Performance.................................................40

SCHEDULE

NUMBER   SCHEDULE NAME

3.2      Certificate of Incorporation and By-Laws
3.3      Options, etc.
3.4      Conflicts or Violations; Consents
3.6(a)   1998 Financial Statements
3.6(b)   Interim Financial Statements
3.7      Undisclosed Liabilities
3.8      Accounts Receivable
3.10(b)  Leased Property
3.11     Personal Property; Liens
3.11(a)  Leased Personal Property
3.12(a)  Compliance with Laws
3.12(b)  Permits
3.13     Affiliate Agreements
3.14     Contracts
3.15     Intellectual Property
3.16     Employee Benefit Plans
3.17     Insurance
3.18     Litigation
3.19     Tax Matters
3.20     Interim Operations
3.22     Customers
3.23     Banking Facilities
3.24     Support Services
5.1(m)   Compensation

EXHIBIT  EXHIBIT NAME

A      Form of License and Services Agreement
B      Form of Opinion of Counsel for Purchaser
C      Form of Opinion of Counsel for Seller
D      Form of Indemnification Agreement

                            STOCK PURCHASE AGREEMENT

         THIS STOCK PURCHASE AGREEMENT (the "AGREEMENT") is made and entered into as of January 11, 2000, between STRATEGIC DISTRIBUTION, INC., a Delaware corporation ("SELLER"), and PROJECT SOFTWARE & DEVELOPMENT, INC., a Massachusetts corporation ("PURCHASER").

                              PRELIMINARY STATEMENT

         WHEREAS, Seller owns all of the shares of capital stock of INTERMAT, Inc., a Delaware corporation (the "COMPANY"); and

         WHEREAS, Purchaser desires to purchase the Shares (as defined herein) from Seller, and Seller desires to sell the Shares to Purchaser, in each case upon the terms and subject to the conditions set forth in this Agreement;

         NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein contained, the parties hereto agree as follows:

                                   ARTICLE I.

                                   DEFINITIONS

         1.1. CERTAIN DEFINITIONS. For purposes of this Agreement the following terms have the meanings set forth below:

         "AFFILIATE" means "affiliate" as defined in Rule 405 promulgated under the Securities Act of 1933, as amended.

         "AGREEMENT" has the meaning set forth in the preamble hereto, and shall include all Schedules and Exhibits hereto.

         "BUSINESS DAY" refers to a day, other than a Saturday or a Sunday, on which commercial banks are not required or authorized to close in the City of New York.

         "BUSINESS EMPLOYEES" means employees of the Company on the applicable date, as set forth on SCHEDULE 3.16.

         "CAP" has the meaning set forth in SECTION 10.2(B).

         "CLOSING" has the meaning set forth in SECTION 9.1.

         "CLOSING DATE" has the meaning set forth in SECTION 9.1.

         "CODE" means the Internal Revenue Code of 1986, as amended.

         "COMMERCIAL SOFTWARE" has the meaning set forth in SECTION 3.15(A).

         "COMPANY" has the meaning set forth in the preamble hereto.

         "COMPANY PROPRIETARY RIGHTS" has the meaning set forth in SECTION 3.15(A).

         "CONFIDENTIALITY AGREEMENT" has the meaning set forth in SECTION 5.2.

         "CONTRACTS" refers to, collectively, all contracts, agreements, commitments, instruments and guaranties to which the Company is a party, including those listed on SCHEDULE 3.14, all unfilled orders outstanding as of the Closing Date for the purchase of goods or services by the Company, and all unfilled orders outstanding as of the Closing Date for the sale of goods or services by the Company.

         "CONTROL" means "control" as defined in Rule 405 promulgated under the Securities Act of 1933, as amended.

         "CREDIT AGREEMENT" has the meaning set forth in SECTION 7.7.

         "DAMAGES" refers to, in respect of any obligation to indemnify any Person pursuant to the terms of this Agreement, any losses, amounts paid in settlement, Taxes, claims, damages, liabilities, obligations, judgments, settlements and reasonable out-of-pocket costs (including costs of investigation or enforcement), expenses and attorneys' fees; PROVIDED, HOWEVER, that Damages shall not include any special or punitive damages.

         "EMPLOYEE BENEFIT PLAN" refers to an Employee Pension Benefit Plan or an Employee Welfare Benefit Plan, where no distinction is required by the context in which the term is used.

         "EMPLOYEE PENSION BENEFIT PLAN" has the meaning set forth in Section 3(2) of ERISA.

         "EMPLOYEE WELFARE BENEFIT PLAN" has the meaning set forth in Section 3(1) of ERISA.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "ESCROW AGREEMENT" has the meaning set forth in the Indemnification Agreement.

         "GOVERNMENTAL AGENCY" means (a) any international, foreign, federal, state, county, local or municipal government or administrative agency or political subdivision thereof, (b) any governmental agency, authority, board, bureau, commission, department or instrumentality, (c) any court or administrative tribunal, (d) any non-governmental agency, tribunal or entity that is vested by a governmental agency with applicable jurisdiction, or (e) any arbitration tribunal or other non-governmental authority with applicable jurisdiction.

         "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of
1976.

         "INDEBTEDNESS" means any obligation, whether or not contingent, (i) in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments, (ii) representing the balance deferred and unpaid of the purchase price of any property (including pursuant to capital leases), except any such balance that constitutes an accrued expense or a trade payable, if and to the extent any of the indebtedness referred to in (i) and (ii) would appear as a liability upon a balance sheet of the Company prepared on a consolidated basis in accordance with GAAP, (iii) to the extent not otherwise included, obligations under interest rate exchange, currency exchange, swaps, futures or similar agreements, and (iv) guaranties (other than endorsements for collection or deposit in the ordinary course of business), direct or indirect, in any manner (including, without limitation, reimbursement agreements in respect of letters of credit), of all or any part of any Indebtedness of any third party.

         "INDEMNIFICATION AGREEMENT" shall mean the Indemnification Agreement among Purchaser, Seller and the Company substantially in the form of EXHIBIT D hereto.

         "INDEMNIFIED PARTY" has the meaning set forth in SECTION 10.2(A).

         "INDEMNIFYING PARTY" has the meaning set forth in SECTION 10.2(A).

         "INTELLECTUAL PROPERTY" means any and all of the following: (i) inventions (whether or not patentable), discoveries, improvements, ideas, trade secrets, know-how, industrial designs, formula methodology, processes, algorithms, data, technology, computer programs, software and databases, including all updates, enhancements, modifications, revisions, additions, replacements and conversions thereof or thereto, and applications and patents in any jurisdiction pertaining thereto; (ii) trademarks, service marks and applications and registrations in any jurisdiction pertaining thereto, trade dress, trade names and all goodwill associated with the foregoing; (iii) copyrights in writings, designs, software programs and software, mask works and other works, and applications and registrations in any jurisdiction pertaining thereto; (iv) Internet Web sites, domain names and applications and registrations pertaining thereto; and (iv) licenses and all other rights in any of the foregoing.

         "INTERIM BALANCE SHEET" has the meaning set forth in SECTION 3.6(B).

         "INTERIM BALANCE SHEET DATE" means September 30, 1999.

         "IRS" means the Internal Revenue Service of the Department of the Treasury.

         "KNOWLEDGE" as applied to a party refers to the actual knowledge of any director or executive officer of such party. "KNOWLEDGE" as applied to Seller shall also refer to the actual knowledge of Gregg Enders, Winston Gilpin, William L. Mahone and Craig Swartz.

         "LEASED PROPERTY" has the meaning set forth in SECTION 3.10(B).

         "LEASES" has the meaning set forth in SECTION 3.10(B).

         "LICENSE AND SERVICES AGREEMENT" shall mean the License and Services Agreement between Seller and the Company substantially in the form of EXHIBIT A hereto.

         "LIEN" means any mortgage, pledge, security interest, charge or other encumbrance of any kind whatsoever.

         "MATERIAL ADVERSE EFFECT" means an adverse effect with respect to the results of operations, properties, operations, or financial condition of the Company, which has a material adverse effect on the Company taken as a whole.

         "PERMIT" means any permit, approval, authorization, license, variance, or permission required by a Governmental Agency under any applicable laws.

         "PERMITTED LIENS" means, with respect to any asset, (i) any minor imperfection of title with respect to such asset which does not have a Material Adverse Effect, (ii) such covenants, restrictions, easements, encroachments or encumbrances that are not related to mortgages or other financial encumbrances, and any other state of facts, which do not, individually or in the aggregate, have a Material Adverse Effect, (iii) mechanic's, materialmen's and similar liens with respect to amounts not yet due and payable or which are being contested in good faith through appropriate proceedings, (iv) liens for Taxes not yet delinquent or which are being contested in good faith through appropriate proceedings, and (v) liens securing rental payments under capital lease arrangements.

         "PERSON" means any individual, partnership, corporation, trust, association, limited liability company, Governmental Agency or any other entity.

         "PURCHASE PRICE" has the meaning set forth in SECTION 2.2.

         "PURCHASER" has the meaning set forth in the preamble hereto.

         "RESTRICTED COMPANY BUSINESS" means the business of providing content processing services, data transformation or services, data transformation methodology, materials data management software and related consulting and implementation services and any other business in which the Company was actively engaged on the date of this Agreement (other than to the extent expressly permitted by the License and Services Agreement).

         "RESTRICTED SELLER BUSINESS" means the business of operating, at a customer's site or remote site, In-Plant Store -Registered Trademark- programs or other facilities aT which Seller performs on behalf of its customers some or all of the functions of purchasing, receiving, stocking, inventory management, internal logistics, sourcing, issuing and delivering maintenance, repair and operations supplies and other materials used by Seller's customers in the operation of their businesses.

         "SCHEDULES" or "DISCLOSURE SCHEDULES" refers to, collectively, the various Schedules referred to in this Agreement delivered separately to Purchaser on or before the date of this Agreement.

         "SECTION 338(H)(10) ELECTION" has the meaning set forth in Section 6.3(a).

         "SELLER" has the meaning set forth in the preamble hereto.

         "SHARES" has the meaning set forth in SECTION 2.1.

         "STRADDLE PERIOD" has the meaning set forth in SECTION 3.19(L).

         "SUPPORT SERVICE" has the meaning set forth in SECTION 3.24.

         "TAX CLAIM" has the meaning set forth in SECTION 10.3(A).

         "TAX RETURN" means any report, return, information return or other information required to be supplied to a taxing authority in connection with Taxes.

         "TAXES" means all federal, state, local and foreign taxes, including income, gross receipts, excise, employment, sales, use, transfer, license, payroll, franchise, severance, stamp, withholding, Social Security, unemployment, real property, personal property, registration, alternative or add-on minimum, estimated or other tax, including any interest, penalties or additions thereto.

         "THIRD PARTY PROPRIETARY RIGHTS" has the meaning set forth in SECTION 3.15(D).

         "TPNR AGREEMENT" has the meaning set forth in SECTION 7.6.

         "TRANSFER" has the meaning set forth in SECTION 5.1(C).

         1.2. ACCOUNTING TERMS AND DETERMINATIONS. All references in this Agreement to "GENERALLY ACCEPTED ACCOUNTING PRINCIPLES" or "GAAP" shall mean generally accepted accounting principles in effect in the United States of America at the time of application thereof. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all financial statements and certificates and reports as to financial matters required to be furnished hereunder shall be prepared, in accordance with generally accepted accounting principles, applied on a consistent basis.

                                   ARTICLE II.
                                SALE AND PURCHASE

         2.1. AGREEMENT TO SELL AND TO PURCHASE. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Purchaser will purchase from Seller, and Seller will sell, transfer, assign, convey and deliver to Purchaser, one hundred (100) shares of common stock, par value $0.01 per share (the "SHARES"), of the Company.

         2.2. PURCHASE AND SALE OF SHARES. On the terms and subject to the conditions set forth in this Agreement, at the Closing:

         (a) Seller shall deliver to Purchaser or its designees stock certificates representing the Shares, duly endorsed in blank or accompanied by appropriate stock powers duly executed in blank, with all stock transfer taxes paid or provided for; and

         (b) Purchaser will deliver, or cause to be delivered, by wire transfer of immediately available funds in an aggregate amount equal to $55,000,000 (the "PURCHASE PRICE") to the following accounts: (i) $50,000,000 shall be transferred to such account as Seller shall designate prior to the Closing Date and (ii) $5,000,000 shall be placed in an escrow account pursuant to the terms of the Escrow Agreement.

                                  ARTICLE III.
                    REPRESENTATIONS AND WARRANTIES OF SELLER

                  Seller represents and warrants to Purchaser as follows:

         3.1. AUTHORITY OF SELLER. Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. Seller has full corporate power and authority to execute and deliver this Agreement, the Indemnification Agreement and the Escrow Agreement, and the execution and delivery by Seller of this Agreement, the Indemnification Agreement and the Escrow Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Seller, and this Agreement constitutes the legal, valid and binding obligations of Seller enforceable in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium, or similar laws from time to time in effect which affect creditors' rights generally, and by legal and equitable limitations on the enforceability of specific remedies. Upon their execution and delivery at the Closing, the Indemnification Agreement and the Escrow Agreement shall constitute the legal, valid and binding obligations of Seller enforceable in accordance with their terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium, or similar laws from time to time in effect which affect creditors' rights generally, and by legal and equitable limitations on the enforceability of specific remedies.

         3.2. ORGANIZATION OF THE COMPANY. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. The Company is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its properties or the conduct of its business requires such qualification, except where the failure to so qualify would not have a Material Adverse Effect. The Company has full corporate power and authority to own its properties and to conduct its business as presently conducted. SCHEDULE 3.2 includes true and correct copies of the Certificate of Incorporation and By-Laws of the Company, and a list of the directors and executive officers of the Company. The minute books of the Company heretofore delivered to Purchaser are complete in all material respects and accurately reflect all material actions taken by the stockholders, board of directors and committees of the board of directors of the Company.

         3.3. CAPITALIZATION OF THE COMPANY; TITLE TO THE SHARES. The authorized capital stock of the Company consist of 1,000 shares of common stock, par value $0.01 per share, of which 100 shares are outstanding. The Shares constitute all of the issued and outstanding capital stock of the Company. The Shares have been duly authorized and validly issued, are fully paid and nonassessable, and no personal liability attaches to the ownership thereof. Except as set forth on
SCHEDULE 3.3 there are no outstanding options, warrants, agreements, conversion rights, voting agreements, rights of first refusal, preemptive rights or other rights to subscribe for, purchase or otherwise acquire any of the Shares or any unissued or treasury shares of capital stock of the Company. Seller has and will deliver to Purchaser at the Closing valid and marketable title to the Shares, free and clear of any Liens.

         3.4. NO CONFLICT OR VIOLATION. Except as set forth on SCHEDULE 3.4, neither the execution and delivery of this Agreement, the Indemnification Agreement or the Escrow Agreement by Seller, nor the consummation by Seller of the transactions contemplated hereby and thereby, will (a) violate any provision of its Certificate of Incorporation or Bylaws (or other comparable governing documents), (b) require any consent, waiver, approval, license, authorization or permit of, or filing with or notification to, any Person or Governmental Agency,
(c) result in the creation of any Lien upon the assets of the Company, (d) violate any order, writ, judgment, injunction, decree, statute, ordinance, rule or regulation of any Governmental Agency applicable to the Company or by which any of its properties or assets may be bound, or (e) result in the termination of or loss of any material right (or give others the right to cause such a termination or loss) under any Lease, Permit or Contract to which the Company is a party or by which it may be bound.

         3.5. SUBSIDIARIES AND INVESTMENTS. The Company does not own any stock of, or any equity participation in, any Person.

         3.6.  FINANCIAL STATEMENTS.

         (a) The unaudited balance sheet of the Company at December 31, 1998, and related statement of income, retained earnings and cash flow for the period then ended, (i) are included as SCHEDULE 3.6(A), (ii) were prepared in accordance with GAAP, applied in a manner consistent with that utilized in the preparation of the Company's financial statements for inclusion in Seller's consolidated financial statements at December 31, 1998 as included in Seller's Annual Report on Form 10-K for the fiscal year then ended, and (iii) present fairly in all material respects the financial condition and the results of operations of the Company as of the dates and for the periods indicated thereon.

         (b) The unaudited balance sheet of the Company at September 30, 1999 (the "INTERIM BALANCE SHEET"), and the related income statement for the nine-month period then ended, included as SCHEDULE 3.6(B), were prepared in accordance with GAAP, applied in a manner consistent with that utilized in the preparation of the Company's financial statements for inclusion in Seller's consolidated financial statements at December 31, 1998 as included in Seller's Annual Report on Form 10-K for the fiscal year then ended, and present fairly in all material respects the financial condition and the results of operations of the Company as of the dates and for the periods indicated thereon, subject to normal year-end adjustments, which are not expected by Seller to be material individually or in the aggregate.

         3.7. UNDISCLOSED LIABILITIES. The Company has no material liabilities, except for (a) liabilities reflected or reserved for on the Interim Balance Sheet, (b) liabilities that have arisen since the Interim Balance Sheet Date in the ordinary course of the operations of the Company and not exceeding $25,000 individually, (c) obligations of the Company to perform after the date of this Agreement under Leases and Contracts in accordance with the terms and conditions thereof which are not required by

GAAP to be reflected on the Closing Date Balance Sheet, or (d) as expressly described on SCHEDULE 3.7 or any other SCHEDULES to this Agreement.

         3.8. ACCOUNTS RECEIVABLE. All accounts receivable reflected on the Interim Balance Sheet, and all accounts receivable arising subsequent to the Interim Balance Sheet Date, (a) have arisen in the ordinary course of business of the Company and (b) have been collected in full or are reasonably believed by Seller to be good and collectible in the ordinary course of business, subject (in the case of accounts receivable that have arisen since September 30, 1999) to an appropriate reserve determined in a manner consistent with the past practices of the Company. No such account receivable is contingent upon the performance by the Company after the date of this Agreement of any material obligation. A true and correct aging of the Company's accounts receivable as of September 30, 1999 is attached as SCHEDULE 3.8 hereto.

         3.9. MATERIAL ADVERSE CHANGE. Other than changes resulting from general economic conditions or conditions affecting the Company's industry, since the Interim Balance Sheet Date, there has occurred no event or circumstance affecting the business or operations of the Company that has had or that is reasonably likely to have a Material Adverse Effect.

         3.10.  REAL PROPERTY.

         (a)  OWNED REAL PROPERTY.  The Company owns no real property.

         (b) LEASE OBLIGATIONS. SCHEDULE 3.10(b) contains a list of all leases, licenses, permits, subleases and occupancy agreements, together with any amendments thereto (the "LEASES"), with respect to all real property leased by the Company (the "LEASED PROPERTY"). True, complete and accurate copies of the Leases have been delivered to Purchaser, and except as identified on SCHEDULE 3.10(b), each of such Leases is in full force and effect without modification or amendment from the form delivered. No option has been exercised under any of the Leases, except options whose exercise has been evidenced by a written document, a true, complete and accurate copy of which has been delivered to Purchaser with the corresponding Lease. Neither the Company nor, to the Knowledge of Seller, any of the other parties to the Leases, is in material default under any of the Leases, and no material amount due under the Leases remains unpaid, no material controversy, claim, dispute or disagreement exists between the parties to the Leases, and, to the Knowledge of Seller, no event has occurred which with the giving of notice or with the passage of time, or both, would constitute a material default thereunder.

         3.11.  CONDITION OF PROPERTY.

         (a) SCHEDULE 3.11 contains a list of the Company's owned tangible personal property with an initial purchase price in excess of $10,000. The Company owns and has good and marketable title to all tangible personal properties necessary or material to the conduct of its business (including, without limitation, all such properties reflected on the Interim Balance Sheet, subject to dispositions for fair value in the ordinary course of business) subject to no Liens except Permitted Liens and Liens set forth on SCHEDULE 3.11(a). Except as set forth on SCHEDULE 3.11(a), the Company holds good and transferable leaseholds in all of the material personal property shown on
SCHEDULE 3.11(a) as leased by the Company, in each case under valid and enforceable leases. The Company is not, and to the Knowledge of Seller no other party to such personal property lease is, in material breach of or default (and no event has occurred which, with due notice or lapse of time or both, may constitute such a breach or default) under any lease of any item of personal property listed on SCHEDULE 3.11(a).

         (b) The assets of the Company in the aggregate are adequate to conduct the operations of the Company in substantially the manner currently conducted. The material tangible personal properties of the Company are in good operating condition and repair, ordinary wear and tear excepted.

         3.12.  COMPLIANCE WITH LAWS.

         (a) Except as set forth on SCHEDULE 3.12(a), the Company has complied in all respects with all laws, ordinances, rules, regulations, orders, judgments, injunctions, awards or decrees of Governmental Agencies applicable to the Company and its property, except for any failure to so comply which would not have a Material Adverse Effect.

         (b) SCHEDULE 3.12(b) sets forth a list of each Permit that is necessary for the operations of the Company as currently conducted, the lack of which would have a Material Adverse Effect. All such Permits, except as noted therein, are in full force and effect and no proceeding is pending or, to the Knowledge of Seller, threatened, to revoke or limit any such Permit.

         3.13. AFFILIATE AGREEMENTS. Except for employment agreements with the Company's officers identified on SCHEDULE 3.16 or as set forth on SCHEDULE 3.13, there are no material written or oral Contracts between the Company and its Affiliates, including, without limitation, any such Contracts relating to the provision of any services by the Company to any such Affiliate, or by any such Affiliate to the Company. Except as set forth on Schedule 3.13, since the Interim Balance Sheet Date there have been no transactions, agreements or arrangements between the Company and (i) any Affiliate of Seller, (ii) any director or officer of Seller or any Affiliate of Seller or (iii) any member of the immediate family of any individual described in clause (i) or (ii) of this sentence.

          3.14. CONTRACTS. Except as set forth on SCHEDULE 3.14 and on SCHEDULE 3.16, the Company is not a party to or bound by any: (i) mortgage, indenture, note, or installment obligation, or other instrument for or relating to Indebtedness; (ii) contract of indemnity or guaranty of any obligation for borrowings or performance, or guaranty or warranty of products or services, excluding endorsements or guaranties of instruments made in the ordinary course of business in connection with the deposit of items for collection and express product and statutory warranties; (iii) agreement or arrangement for the sale or lease of any amount of its assets in excess of $25,000 other than in the usual, regular and ordinary course of business; (iv) agreement or other arrangement for the purchase of any real estate, equipment or other capital assets in excess of $25,000; (v) contracts pursuant to which it is or may be obligated to make payments, contingent or otherwise, on account of or arising out of prior acquisitions or sales of businesses, assets or stock of other companies; (vi) lease or other agreement for the use of personal property with rent in excess of $25,000 per year; (vii) agreement imposing non-competition or exclusive dealing obligations on the Company; (viii) contract for the future purchase of materials, supplies, services, merchandise, parts or equipment in excess of $25,000; (ix) distributor, dealer, value added reseller, original equipment manufacturer, franchise, manufacturer's representative, sales agency or other similar agreement; (x) license agreement or other agreement, other than licenses of Commercial Software, under which the Company is entitled to use, sublicense to others or otherwise exploit in any manner any Intellectual Property owned by a Person other than the Company; (xi) license or other agreement, other than standard object-code licenses entered into between the Company and its customers in the ordinary course of the Company's business, under which any other Person has the right to use, sublicense to others or otherwise exploit in any manner any Intellectual Property owned by or licensed exclusively to the Company; (xii) source code escrow agreement to which the Company is a party; (xiii) agreement with any third party to develop any Intellectual Property; or (xiv) any other contract, commitment, arrangement or understanding that is material to the conduct and operations of the Company. Each Contract set forth on SCHEDULE 3.14 and on SCHEDULE 3.16 is valid, binding and enforceable against the Company and to the Knowledge of Seller the other parties thereto in accordance with its terms, and is in full force and effect. Except as set forth on SCHEDULE 3.14, neither the Company nor, to the Knowledge of Seller, any other party thereto is in material default under any Contract to which the Company is a party or by which it is bound or to which its assets are subject. Seller has delivered to Purchaser a copy of each Contract or other written evidence of the obligations, and all amendments thereto, listed on SCHEDULE 3.14, or, in the case of any oral Contract referred to above, a written summary of the material terms thereof, except to the extent otherwise noted on Schedule 3.14.

         3.15.  INTELLECTUAL PROPERTY.

         (a) The Company owns or has the right to use all the Intellectual Property used in its business as currently conducted or proposed to be conducted by the Company. Except as set forth on SCHEDULE 3.15 and other than Intellectual Property of any third party licensed by the Company and listed on SCHEDULE 3.15 pursuant to SECTION 3.15(d) below, and other than commercially available, off-the-shelf applications software packages licensed by the Company in object code form pursuant to perpetual licenses in respect of which no additional royalty or license fee is due from the Company ("COMMERCIAL SOFTWARE"), the Company owns all the Intellectual Property used in its business as currently conducted or proposed to be conducted by the Company (the "COMPANY PROPRIETARY RIGHTS"), free and clear of any Liens or claims of third parties. Except as set forth on SCHEDULE 3.15, the Company's rights in and to the Company Proprietary Rights are freely assignable, including the right to create derivative works, and the Company is under no obligation to obtain any approval or consent for use of any of the Company Proprietary Rights.

         (b) Set forth on SCHEDULE 3.15 is a complete list of all patents and patent applications, and all registered trademarks, trade names, service marks, copyrights, and any applications therefor, included in the Company Proprietary Rights, specifying the jurisdictions in which each such Company Proprietary Right has been issued or registered or in which an application for such issuance and registration has been filed, including the respective registration or application numbers and the names of all registered owners. Except as set forth on SCHEDULE 3.15, none of the Company's currently marketed software products has been registered for copyright protection with the United States Patent and Trademark Office or Register of Copyrights or any other foreign offices nor has the Company received any written request to make any such registration.

         (c) Except as set forth on SCHEDULE 3.15, the Company is not obligated to pay any royalties or other compensation to any third party in respect of its ownership, use or license of any of the Company Proprietary Rights.

         (d) Set forth on SCHEDULE 3.15 is a complete list of all material licenses, sublicenses and other agreements as to which the Company is a party and pursuant to which the Company or any other Person is authorized to use any Intellectual Property of any third party other than Commercial Software (the "THIRD PARTY PROPRIETARY RIGHTS"), which includes the identity of all parties thereto and a description of the nature, term and subject matter thereof. The Company is not in violation of any license, sublicense or agreement described on such list except such violations as do not materially impair the Company's rights under such license, sublicense or agreement. Such licenses, sublicenses and agreements are in full force and effect and, to the Knowledge of Seller, with respect to parties other than the Company, are binding and enforceable against each of the parties thereto in accordance with their respective terms. Except as set forth on SCHEDULE 3.15, the execution and delivery of this Agreement by the Company, and the consummation by the Company of the transactions contemplated hereby, will not cause the Company to be in violation or default under any license, sublicense or agreement relating to Third Party Proprietary Rights, nor entitle any other party to any such license, sublicense or agreement to terminate or modify such license, sublicense or agreement.

         (e) The Company has taken reasonable precautions (i) to protect the Company Proprietary Rights and (ii) to maintain the confidentiality of its trade secrets, pending patent applications, know-how and other confidential Company Proprietary Rights, and there have been no acts or omissions by the executive officers and directors of the Company or, to the Knowledge of Seller, any other employee of the Company, the result of which would be to compromise the rights of the Company to apply for or enforce appropriate legal protection of such Company Proprietary Rights. Without limiting the generality of the foregoing, the Company's products, packaging and documentation contain copyright notices sufficient to notify others of the Company's copyright protection on the copyrighted portions of the Company Proprietary Rights.

         (f) Except as set forth on SCHEDULE 3.15, no claim has been asserted or, to the Knowledge of Seller, is threatened by any Person, to the effect that the development, sale, licensing or use of any of the products of the Company infringes on any copyright, patent, trademark, service mark or trade secret or other intellectual property right of any third party. To the Knowledge of Seller, there is no unauthorized use, infringement or misappropriation of any of the Company Proprietary Rights or Third Party Proprietary Rights by any third party, including any employee or former employee of the Company.

         (g) Each current or former employee, officer and consultant of the Company that contributed materially to the creation or invention of any of the Company Proprietary Rights executed a confidentiality or similar agreement prior to the time of any such creation or invention, agreeing to maintain the confidentiality of and assign to the Company all his or her rights in the Company Proprietary Rights. To the Knowledge of Seller, no employee, officer or consultant of the Company incorporated anything into the Company Proprietary Rights in violation or in breach of any term or provision of any employment or consulting contract, proprietary information and inventions agreement, non-competition agreement or any other contract or agreement between such employee, officer or consultant and another party. To the Knowledge of Seller, no employee, officer or consultant of the Company is in violation of any term of any employment or consulting contract, proprietary information and inventions agreement, non-competition agreement or any other contract or agreement relating to the relationship of any such employee, officer or consultant with the Company or any previous employer.

         (h) The Company has in its possession copies of source code for all computer programs that are material to the business of the Company and that form part of the Company Proprietary Rights. Such source code is fully documented in a manner that a reasonably skilled programmer could understand, modify, compile and otherwise utilize all aspects of the related computer programs without reference to other sources of information. The Company does not use, nor do the Company Proprietary Rights contain or utilize, any encryption, enciphering or other similar technology. Except as set forth on SCHEDULE 3.15, the computer programs of the Company containing the Company Proprietary Rights that have been made available generally to the public do not contain any viruses, time locks, trojan horses, back doors or other means by which they may be disabled or remotely accessed. All copies of any computer programs forming part of the Company Proprietary Rights have been distributed solely in object code form with notices containing the notations "-C-" or "(c)" and "copyright [year of publication] [company]"; there has been no disclosure of such programs other than through licensing of object code versions; and each copy so distributed is the subject of the valid, existing and enforceable license agreement in substantially the form provided to Purchaser. The Company has existing back-ups of, and regularly back up, all computer programs and data which form part of the Company Proprietary Rights in a secure location to which it has immediate unrestricted access. The computer programs included within the Company Proprietary Rights, and all material computer systems used by the Company, operate in all material respects within their specifications, and contain no data dependency which might reasonably be expected to render them inoperable, erratic or incorrectly operating (for example, dates involving the years 1999 or 2000). Other than customer support requests in the ordinary course of business, the Company has not received any complaints from licensees about the incorrect operation of its products, or any material warranty claims or product liability claims.

         3.16.  EMPLOYEE BENEFIT PLANS

         (a) EMPLOYEE BENEFIT PLANS. SCHEDULE 3.16 lists all Employee Benefit Plans and all executive compensation arrangements, change in control agreements, employment agreements, consulting agreements and severance plans to which the Company is a party or that the Company or Seller maintains or to which the Company or Seller contributes for the benefit of any current or former Business Employee. The Company has no current actual or contingent liability with respect to any Employee Benefit Plan which is subject to Section 412 of the Code or Title IV of ERISA.

         (b) DOCUMENTS. Seller has delivered to Purchaser complete and accurate copies of all plans or summary descriptions for each Employee Benefit Plan, agreement and arrangement listed on SCHEDULE 3.16. With respect to each Employee Benefit Pension Plan listed on SCHEDULE 3.16 (where applicable), Seller has delivered to Purchaser complete and accurate copies of the most recent (i) plan document; (ii) summary plan description; (iii) annual report; (iv) actuarial valuation; and (v) determination letter received from the IRS.

         (c) Included in SCHEDULE 3.16 is a list of the Business Employees as of September 30, 1999, together with the title and rate of compensation of each.

         (d) There are no grievances, disputes or controversies pending or, to the Knowledge of Seller, threatened between the Company and any of its present or former employees or independent contractors or any Person representing any such employee or independent contractor. The Company is not currently subject to any claims by present or former employees or independent contractors of the Company, including, without limitation, claims for wages, salaries, commissions or benefits, other than claims made in the ordinary course of business of the Company consistent with past practice.

         (e) The Company has paid or provided for all amounts currently due and payable to all of its present or former employees and independent contractors, including, without limitation, straight time and overtime pay, vacation pay, fringe benefits, severance pay, and disability payments and has paid, and will pay, at or before the Closing, over to the appropriate Governmental Agencies or other appropriate Persons, all accrued Taxes, social security and other payments required to be withheld and payable with respect to such present and former employees and independent contractors through the Closing including, without limitation, income taxes, employment insurance premiums and employer health taxes. The Company has no current liability for unfunded worker's compensation claims.

         (f) The Company does not maintain a formal or informal severance pay plan or policy for its employees; nor, except as set forth in the plans or policies listed on SCHEDULE 3.16, does the Company provide to its employees severance pay.

         (g) Each Employee Benefit Plan has been administered in all material respects in accordance with its terms and has been established, invested and administered in all material respects in compliance with all United States federal, state, local and foreign laws, regulations, orders or other legislative, administrative or judicial promulgations applicable to it and in accordance with all understandings, written or oral, between the Company and the employees of the Company, and all reports required by any Governmental Agency with respect thereto have been or as of the Closing will have been timely filed, except where any such noncompliance could not reasonably be expected to have a Material Adverse Effect.

         (h) None of the Employee Benefit Plans is subject to Section 412 of the Code or Title IV of ERISA.

         (i) With respect to the Strategic Distribution, Inc. Retirement Savings Plan, a favorable determination letter has been received from the IRS and, to the Knowledge of Seller, no event has occurred and no condition exists which could reasonably be expected to result in the revocation of such determination. There has been no "prohibited transaction" (as such term is defined in Section 4975 of the Code or in Part 4 of Subtitle B of Title I of ERISA) with respect to any Employee Benefit Plan for which the Company could be liable. No penalty or tax under Section 502(i) of ERISA or Section 4975 of the Code has been imposed upon the Company with respect to its ownership or operation of any of the Company's assets. The transactions contemplated by this Agreement will not result in any vesting or accrual under any Employee Benefit Plan.

         (j) The Company has delivered to Purchaser a true and complete copy of all employee handbooks and all employment policies currently used in connection with the Company's businesses and operations.

         (k) The Company does not currently maintain any Employee Benefit Plan under which the Company has any present or future liability to Persons other than current employees of the Company or former employees of the Company and their beneficiaries.

         (l) No amendments have been made to any Employee Benefit Plan and no improvements to any Employee Benefit Plan have been promised and no amendments or improvements to a Employee Benefit Plan will be made or promised prior to Closing other than in the ordinary course of the Company's business or consistent with past practice. None of the Company nor any of its agents has been in breach of any fiduciary obligation with respect to the administration of any Benefit Plan or the trusts or other funding media relating thereto.

         (m) All obligations that are currently due and owing with respect to the Business employees under the Employee Benefit Plans have been satisfied. All contributions to and premiums with respect to the Employee Benefit Plans required to be paid prior to Closing will have been paid.

         (n) There are no pending or, to the Knowledge of Seller, threatened investigations, litigation, proceedings or enforcement actions concerning the Benefit Plans or against the Company (or beneficiaries) with respect to any of the Benefit Plans nor any insurance policy, trust agreement or other contract relating thereto.

         (o) There are no actions, suits or claims pending or to the Knowledge of Seller, threatened by former or present employees of the Company (or their beneficiaries) with respect to the Benefit Plans or any insurance policy or other contract relating thereto (other than routine claims for benefits).

         (p) All employee data necessary to administer each Employee Benefit Plan maintained by the Company has been provided to Purchaser and is true and correct in all material respects as of the date hereof and the Company will notify Purchaser of any changes thereto occurring prior to the Closing.

         (q) None of the Benefit Plans provides health coverage or life insurance to retired employees or to the beneficiaries or dependents of retired employees, except as required under Sections 10001 through 10003 of the Consolidated Omnibus Budget Reconciliation Act of 1985 and other federal and state laws.

         3.17. INSURANCE. SCHEDULE 3.17 sets forth a list of all material insurance policies providing coverage for the properties or operations of the Company, the type and amount of coverage, and the expiration dates of the policies. Such policies are valid and enforceable in accordance with their terms, are in full force and effect and insure against risk and liabilities to the extent and in a manner reasonably believed by the Company to be adequate and customary in its industry. The Company has not received notice from any insurance carrier: (i) threatening a suspension, revocation, modification or cancellation of any insurance policy or a material increase in any premium in connection therewith, or (ii) informing the Company that any coverage listed on
SCHEDULE 3.17 will or may not be available in the future on substantially the same terms as now in effect. No such policy will be subject to suspension, revocation, modification or cancellation by reason of the consummation of the transactions contemplated hereby.

         3.18. LITIGATION. Except as set forth on SCHEDULE 3.18, there are no actions, causes of action, claims, suits, or proceedings pending or, to the Knowledge of Seller, threatened against the Company or affecting the operation of the Company at law, in equity, or admiralty, or before or by any Governmental Agency. Except as set forth on SCHEDULE 3.18, the Company is not subject to, or in default with respect to, any order, writ, injunction or decree of any Governmental Agency.

         3.19.  TAX MATTERS.  Except as set forth on SCHEDULE 3.19.

         (a) The Company has never been a member of an affiliated group of corporations filing a consolidated federal income tax return, other than a group the common parent of which is Seller.

         (b) The affiliated group of corporations of which Seller is the common parent has filed all income Tax Returns that it was required to file for each taxable period during which the Company was a member of the group. All such Tax Returns were correct and complete in all respects, and all income Taxes owed by such affiliated group have been paid for each taxable period during which the Company was a member of the group.

         (c) Neither Seller nor the Company expects any authority to assess any additional income Taxes against the affiliated group of which Seller is the common parent for any taxable period during which the Company was a member of the group. There exists no dispute or claim concerning any income Tax liability of such affiliated group for any taxable period during which the Company was a member of the group either (i) claimed or raised by any taxing authority in writing or (ii) as to which either of Seller or the Company has Knowledge. Such affiliated group has not waived any statute of limitations in respect of any income Taxes or agreed to any extension of time with respect to any income Tax assessment or deficiency for any taxable period during which the Company was a member of the group.

         (d) The Company has no liability for the Taxes of any Person other than the Company (i) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local or foreign law); (ii) as a transferee or successor; (iii) by contract; or (iv) otherwise.

         (e) The Company has filed or will file all Tax Returns required to be filed prior to the Closing Date; all such Tax Returns were or will be correct and complete; and all Taxes owed by the Company have been or will be paid.

         (f) The Company has not requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed.

         (g) No deficiency for any Taxes has been proposed or assessed against the Company that has not been adequately provided for on the Company's financial statements.

         (h) The Company has not granted any extension of the limitation period applicable to any Tax claim.

         (i) The Company is not and never has been a party to any tax-sharing agreement with any Person other than a corporation which, as of the Closing Date, is a member of the affiliated group of which the Company is a member.

         (j) The Company has not filed a consent under Section 341(f) of the Code.

         (k) The Company has not made, and is not obligated to make, any payments that will not be deductible under Section 280G of the Code.

         (l) The unpaid Taxes of the Company, including without limitation Taxes payable for periods that end on or before the Closing Date for which no Tax Returns have yet been filed, as well as Taxes for periods that begin before the Closing Date and end after the Closing Date (a "STRADDLE PERIOD")to the extent such Taxes are attributable to the portion of any such period ending at the Closing Date, will not exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the Closing Date Balance Sheet.

         3.20. INTERIM OPERATIONS. Since the Interim Balance Sheet Date, the Company has operated in the ordinary course, consistent with past practices, and except as set forth on SCHEDULE 3.20 and except in the ordinary course of business, the Company has not: (i) incurred or become subject to, or agreed to incur or become subject to, any obligation or liability or delayed payment of any account receivable or other liability beyond its due date or when such liability would have been paid in the ordinary course of business consistent with past practice; (ii) mortgaged or pledged any portion of its assets, tangible or intangible; (iii) sold or transferred or agreed to sell or transfer any portion of its assets, or canceled or agreed to cancel any debts or claims;
(iv) suffered any extraordinary losses or waived any material rights; (v) increased in any material respect the rate of compensation or benefits payable by it to any of its officers, employees or agents over the rate being paid or accrued to them as of the Interim Balance Sheet Date, except in accordance with its prior practices or collective bargaining agreements; or (vi) terminated any material contract, agreement, license, or other instrument to which it is a party.

         3.21. BROKERS. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by Seller without the intervention of any other Person acting on its behalf in such manner as to give rise to any valid claim by any such Person against the Company or Purchaser for a finder's fee, brokerage commission or other similar payment based on an arrangement with Seller.

         3.22. CUSTOMERS. SCHEDULE 3.22 sets forth a list of the top ten (by revenue) customers of the Company for the 1997 and 1998 years and the 1999 year through September 30, 1999. Except as set forth on SCHEDULE 3.22, there is no unresolved dispute with any customer which if adversely determined would have a Material Adverse Effect. Seller has not received written notice from any customer that it intends to terminate a Contract prior to the scheduled termination date.

         3.23. BANKING FACILITIES. SCHEDULE 3.23 sets forth a complete list of the names and locations of all banks or other depository institutions in which the Company has any account or safe deposit box, together with the number of each such account or box and the names of all Persons authorized to draw thereon or have access thereto.

         3.24. SUPPORT SERVICES PROVIDED BY SELLER. SCHEDULE 3.24 sets forth a summary description of all material management, accounting or administrative services and other significant functions, support services or facilities currently provided by Seller to the Company (each, a "SUPPORT SERVICE"), and, if Seller has been compensated for any such Support Service, the amount and basis of determination of the amount of all such compensation since January 1, 1998.

         3.25. NO MISREPRESENTATION. This Agreement and the exhibits and schedules hereto do not contain any untrue statement of material fact or omit to state a material fact necessary to make the statements contained herein or therein not misleading.

         3.26. DISCLAIMER OF ADDITIONAL REPRESENTATIONS AND WARRANTIES. Except as expressly set forth in this Agreement, the SCHEDULES and EXHIBITS hereto, and any other document, certificate, agreement or instrument delivered pursuant to the terms hereof or thereof, Seller makes no representation or warranty with respect to the Company, or its operations, assets, liabilities or conditions.

                                   ARTICLE IV.
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

                   Purchaser represents and warrants to Seller as follows:

         4.1. AUTHORITY OF PURCHASER. Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation. Purchaser has full corporate power and authority to execute and deliver this Agreement, the Indemnification Agreement and the Escrow Agreement, and the execution and delivery by Purchaser of this Agreement, the Indemnification Agreement and the Escrow Agreement and the consummation by Purchaser of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Purchaser, and this Agreement constitutes the legal, valid and binding obligations of Purchaser enforceable in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium, or similar laws from time to time in effect which affect creditors' rights generally, and by legal and equitable limitations on the enforceability of specific remedies. Upon their execution and delivery at the Closing, (i) the Indemnification Agreement and the Escrow Agreement shall constitute the legal, valid and binding obligations of Purchaser and (ii) the License and

Services Agreement shall constitute the legal, valid and binding obligation of the Company, in each case enforceable in accordance with their terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium, or similar laws from time to time in effect which affect creditors' rights generally, and by legal and equitable limitations on the enforceability of specific remedies. Purchaser has full corporate power and authority to own its properties and to carry on the business presently being conducted by it.

         4.2. NO CONFLICT OR VIOLATION. None of (a) the execution and delivery of this Agreement, the Indemnification Agreement or the Escrow Agreement by Purchaser, (b) the execution and delivery of the License and Services Agreement by the Company, (c) the consummation by Purchaser of the transactions contemplated by this Agreement, the Indemnification Agreement and the Escrow Agreement and the consummation by the Company of the transactions contemplated by the Licenses and Services Agreement, or (d) the fulfillment of the terms and compliance with the provisions of this Agreement, the Indemnification Agreement or the License and Services Agreement will conflict with or result in a material breach of or a material default (or in an occurrence which with the lapse of time or action by a third party, or both, could result in a material default) with respect to any of the terms, conditions or provisions of any applicable order, writ or decree of any court or of any Governmental Agency, applicable to Purchaser, or of the Articles of Organization or By-Laws of Purchaser, or of any indenture, contract, agreement, lease, or other instrument to which Purchaser is a party or subject or by which Purchaser or any of its properties or assets are bound, or of any applicable statute, rule, or regulation to which Purchaser or its businesses are subject.

         4.3. LITIGATION. There are no actions, causes of action, claims, suits, proceedings, orders, writs, injunctions, or decrees pending or, to the Knowledge of Purchaser, threatened against Purchaser at law, in equity, or admiralty, or before or by any Governmental Agency, which seeks to restrain or enjoin the consummation of the transactions contemplated hereby.

         4.4. BROKERS. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by Purchaser without the intervention of any other Person acting on its behalf in such manner as to give rise to any valid claim by any such Person against Seller or its Affiliates for a finder's fee, brokerage commission or other similar payment based on an arrangement with Purchaser.

         4.5. INVESTMENT INTENT; STATUS. The Shares will be acquired hereunder solely for the account of Purchaser and its specified designees, for investment, and not with a view to the resale or distribution thereof, subject to the right of Purchaser and any such designees to sell, assign, transfer or distribute any or all of the Shares to any corporation which is an Affiliate of Purchaser.

                                   ARTICLE V.
                   CERTAIN COVENANTS OF SELLER PENDING CLOSING

         Seller covenants with Purchaser that from and after the date hereof through the Closing Date (except as consented to or approved by Purchaser in writing):

         5.1. CONDUCT OF BUSINESS. Seller shall cause the Company:

         (a) to operate in the ordinary course, in accordance with past practice, and not take any action inconsistent therewith or with the consummation of the transactions contemplated by this Agreement;

         (b) to use commercially reasonable efforts, consistent with past practice, to preserve generally the present relationships with its officers, key employees, customers and other Persons having business dealings with the Company;

         (c) to not make any sale, assignment, transfer, abandonment or other conveyance of any of its assets or any part thereof ("TRANSFER"), except for any such Transfer made in the ordinary course of business consistent with past practice;

         (d) to keep in full force and effect insurance comparable in amount and scope to coverage maintained by it (or on behalf of it) on the date hereof;

         (e) to not settle, release or forgive any material claim or litigation, except where the Company is the plaintiff, or waive any material right;

         (f) to perform in all material respects its material obligations under all Contracts and Leases to which it is a party or by which it is bound;

         (g) not to issue, sell or pledge, or authorize or propose the issuance, sale or pledge, of any shares of capital stock of any class of the Company or securities convertible into any such shares, or any rights, warrants or options to acquire any such shares or convertible securities;

         (h) not to purchase or redeem or otherwise acquire, or propose to purchase or redeem or otherwise acquire, any outstanding shares of capital stock of any class, or securities convertible into any such shares, or any rights, warrants or options to acquire any such shares or convertible securities;

         (i) not to declare or pay any dividend or distribution on any shares of its capital stock;

         (j) except as may expressly be contemplated herein, not to take any action which would make any representation or warranty in this Agreement (other than any representation or warranty that speaks as of a particular date) untrue or incorrect;

         (k) not to enter into any agreement, contract or commitment (other than in the ordinary course of business and other than agreements, contracts or commitments which were under negotiation on the date hereof and which are disclosed on SCHEDULE 3.14) which involves a payment, obligation or commitment in excess of $25,000;

         (l) not to enter into any contract, agreement, license or commitment which would be breached or violated by the Company's execution, delivery and performance of this Agreement and the transactions contemplated hereby;

         (m) except as set forth on SCHEDULE 5.1(m), not to (i) increase or agree to increase the compensation payable or to become payable to its officers or employees, (ii) grant any severance or termination pay to, or enter into any employment or severance agreement with, any employee, (iii) enter into any collective bargaining agreement, (iv) establish, adopt, enter into or amend in any material respect any bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, trust, fund, policy or arrangement for the benefit of any directors, officers or employees;

         (n) not to agree in writing or otherwise to take any of the foregoing actions; and

         (o) not to authorize, recommend, propose, enter into any discussions or negotiations with respect to, or announce an intention to authorize, recommend or propose, or enter into a letter of intent (whether or not binding), an agreement in principle or an agreement with respect to any merger, consolidation or business combination involving the Company, any acquisition by the Company of assets or securities of any Person, any disposition of assets or securities of the Company other than in the ordinary course of business or any change in the Company's capitalization, in each case except as contemplated by this Agreement (nor shall Seller do any of the foregoing).

         5.2. INFORMATION AND ACCESS. Seller shall cause the Company to permit representatives of Purchaser to have reasonable access during normal business hours, and in a manner so as not to interfere with the normal operations of the Company, to all premises, properties, personnel, accountants, books, records, contracts and documents of the Company. Purchaser and each of its representatives will treat and hold as confidential such information in accordance with the terms and provisions of that certain Confidentiality Agreement, entered into as of October 22,

1999, as amended by the Technical Information Confidentiality Agreement dated November 5, 1999, between Purchaser and Seller (the "CONFIDENTIALITY AGREEMENT"), which shall remain in full force and effect.

                                   ARTICLE VI.
                        CERTAIN COVENANTS AND AGREEMENTS

         6.1. HART-SCOTT-RODINO AND OTHER FILINGS. As promptly as practicable, and in any event within fifteen (15) Business Days following the date of this Agreement, Seller and Purchaser shall each prepare and file, or shall cause its "ultimate parent" (as defined in the HSR Act) to prepare and file, any required notification and report form under the HSR Act, in connection with the transactions contemplated hereby, the filing fees for which shall be borne by Purchaser; Seller and Purchaser shall, or shall cause their ultimate parents to, request early termination of the waiting period thereunder; and Seller and Purchaser shall, or shall cause their ultimate parents to, respond with reasonable diligence to any request for additional information made in response to such filings. As promptly as practicable after the date of this Agreement, Seller and Purchaser shall prepare and file any other application, report or other filing required to be submitted to any other Governmental Agency in connection with the transactions contemplated hereby.

         6.2. TRANSFER TAXES. Any sales, recording, transfer, use or other similar Taxes or fees (other than stock transfer, capital gains and income Taxes) imposed as a result of the sale of the Shares to Purchaser pursuant to this Agreement shall be borne by Seller.

         6.3.  CERTAIN TAX MATTERS.

         (a) SECTION 338(h)(10) ELECTION. At Purchaser's option, Seller will join with Purchaser in making an election under Section 338(h)(10) of the Code (and any corresponding elections under state, local or foreign tax law) (a "SECTION 338(h)(10) ELECTION") with respect to the purchase and sale of the Shares to Purchaser pursuant to this Agreement. Seller will pay any Tax attributable to the making of the Section 338(h)(10) Election and shall indemnify Purchaser and the Company against any adverse consequences arising out of the failure to pay any such Tax. In the event such an election is made, Purchaser and Seller agree that the Purchase Price and the liabilities of the Company (in addition to other relevant items) will be allocated to the assets of the Company for all purposes (including Tax and financial accounting purposes) in a manner consistent with an allocation to be prepared by Purchaser after Closing. Purchaser shall prepare such allocation schedule in accordance with Temporary Treasury Regulation section 1.338(b)-2T(b) (T.D. 8711, January 9,
1997), subject to review and approval of Seller, which approval shall not be unreasonably withheld.

         (b)      TAX RETURNS.

                  (i) SELLER'S CONSOLIDATED FEDERAL INCOME TAX RETURN. Seller will include the income of the Company on Seller's consolidated federal income Tax Return for all periods through the Closing Date and will pay any federal income Taxes attributable to such income. The Company will furnish Tax information to Seller for inclusion in Seller's federal income Tax Return for the period that includes the Closing Date in accordance with the Company's past custom and practice. If a Section 338 Election is not made, Seller will allow Purchaser an opportunity to review and comment upon such Tax Returns to the extent they relate to the Company, and will take no position on such Tax Returns that relate to the Company that would adversely affect the Company after the Closing Date, other than positions taken in accordance with the Company's past custom and practice. The income of the Company will be apportioned to the period up to and including the Closing Date and the period after the Closing Date by closing the books of the Company as of the end of the Closing Date.

                  (ii) OTHER TAX RETURNS. Purchaser shall prepare or cause to be prepared and file or cause to be filed all Tax Returns of the Company that are required to be filed after the Closing Date (other than income Tax Returns in respect of periods for which a consolidated, unitary or combined income Tax Return of Seller will include the operations of the Company), and shall pay or cause to be paid all Taxes shown as due thereon. Seller shall reimburse Purchaser, within thirty (30) days after Purchaser notifies Seller in writing that such Taxes have been paid, an amount equal to the portion of such Taxes that relates to the portion of such taxable period ending on the Closing Date, determined as if such taxable period had ended on the Closing Date. If a Section 338 Election is not made, Purchaser will prepare such Tax Returns in accordance with the Company's past custom and practice and will allow Seller an opportunity to review and comment upon such Tax Returns, and to consent to the filing of such Tax Returns as prepared, such consent not to be unreasonably withheld.

         (c) TAX SHARING AGREEMENTS. All tax sharing agreements or similar agreements with respect to or involving the Company shall be terminated as of the Closing Date, and after the Closing Date the Company shall not be bound thereby or have any liability thereunder.

         (d) AUDITS. If a Section 338 Election is not made, Seller will allow the Company to participate, at its own expense, in any audits of Seller's consolidated federal income Tax Returns to the extent that any such audit relates relate to the Company, and will not settle any such audit in a manner that would adversely affect the Company after the Closing Date without the prior written consent of Purchaser, which consent shall not be unreasonably withheld.

         6.4.  CERTAIN PROVISIONS RELATING TO CONSENTS.

         (a) Seller shall use commercially reasonable efforts prior to and after the Closing Date to obtain all third party consents that are required in connection with the transactions contemplated by this Agreement. Seller shall not obtain any consent that will affect Purchaser to its material economic detriment, including any modification of any Contract, Lease or Permit, unless Purchaser expressly approves the obtaining of such consent. Purchaser shall cooperate as reasonably necessary or desirable to secure the third party consents, including, without limitation, providing to such third party information, including financial information.

         (b) In the event that any such consent is not obtained on or prior to the Closing Date, and notwithstanding any waiver by Purchaser of the condition set forth in SECTION 8.12 hereof, Seller will use its commercially reasonable efforts to (i) cooperate in any reasonable and lawful arrangement designed to provide such benefits to Purchaser and (ii) enforce at the request of Purchaser and for the account of Purchaser any rights of Seller arising from any Contract or Lease that is the subject of such consent.

         6.5.  NONCOMPETITION; STANDSTILL.

         (a) Purchaser agrees that neither Purchaser nor any of its Affiliates which it Controls will, for a period of five (5) years from the Closing Date, compete directly with Seller in the Restricted Seller Business; PROVIDED, HOWEVER, in no event shall this SECTION 6.5 in any way prohibit Purchaser or its Affiliates from conducting the business currently conducted by them or the Company on the date of this Agreement (including the Restricted Company Business) nor from providing asset management software and related services or business-to-business electronic commerce software and services to any Person.

         (b) Purchaser agrees that neither Purchaser nor any of its Affiliates which it Controls will, for a period of three (3) years from the Closing Date, without the prior written consent of Seller, acquire any voting securities of Seller, other than such number of securities as is less than 1% of the aggregate voting securities of Seller outstanding at any time.

         (c) Purchaser agrees and acknowledges that money damages would not be sufficient remedy for any breach by it of the provisions of subsections (a) or
(b) of this SECTION 6.5 and that in addition to all other remedies Seller shall be entitled to specific performance and injunctive and other equitable relief as a remedy for any such breach, and Purchaser further agrees to waive any requirement for the securing or posting of any bond in connection with such remedy.

         (d) Seller agrees that neither Seller nor any of its Affiliates which it Controls will, for a period of five (5) years from the Closing Date, engage, either directly or indirectly, as a principal or for its own account or solely or jointly with others, including as stockholder or equity holder in any Person, in the Restricted Company Business; PROVIDED, HOWEVER, in no event shall this
SECTION 6.5 in any way prohibit Seller or such Affiliates from (i) conducting the business currently conducted by them (other than the Restricted Company Business) and (ii) from using the Licensed Products and Licensed Marks, as defined in and to the extent permitted by the License and Services Agreement referred to in SECTION 7.5.

         (e) Seller agrees and acknowledges that money damages would not be sufficient remedy for any breach by it of the provisions of subsection (d) of this SECTION 6.5 and that in addition to all other remedies Purchaser shall be entitled to specific performance and injunctive and other equitable relief as a remedy for any such breach, and Seller further agrees to waive any requirement for the securing or posting of any bond in connection with such remedy.

         6.6. NONDISCLOSURE. From and after the Closing Date, Seller will not use, divulge, furnish or make accessible to anyone any proprietary, material non-public, confidential or secret information of or regarding the Company (including, without limitation, customer lists, supplier lists and pricing and marketing arrangements with customers or suppliers and any Company Proprietary Material), and Seller will cooperate reasonably with Purchaser in preserving such proprietary, confidential or secret aspects of the Company.

         6.7. EFFORTS. Upon the terms and subject to the conditions of this Agreement, each of the parties hereto will use commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable consistent with applicable law to consummate and make effective in the most expeditious manner practicable the transactions contemplated hereby.

         6.8. ONGOING COOPERATION. Seller and Purchaser shall cooperate fully with each other and make available or cause to be made available to each other in a timely fashion such Tax data, prior Tax Returns and filings of the Company and other information relating to the Company as may be reasonably required for the preparation by Purchaser or Seller of any Tax Returns, elections, consents or certificates required to be prepared and filed by Purchaser or Seller and any audit or other examination by any taxing authority, or judicial or administrative proceeding relating to liability for Taxes including, without limitation, sales Taxes and sales Tax audits. Purchaser and Seller will each retain and provide to the other party all records and other information which may be relevant to any such Tax Return, audit or examination, proceeding or determination, and will each provide the other party with any final determination of any such audit or examination, proceeding or determination that affects any amount required to be shown on any Tax Return of the other party for any period. Without limiting the generality of the foregoing, each of Purchaser and Seller will retain copies of all Tax Returns, supporting work schedules and other records relating to tax periods or portions thereof ending prior to or on the Closing Date. Purchaser will provide Seller with any necessary payroll records of the Company attributable to the period prior to the Closing Date. Purchaser shall cooperate with Seller to the extent reasonably necessary for Seller's preparation of its financial statements and Tax Returns and in the sharing of financial and accounting information of the Company with respect thereto or with respect to any audit, examination or other proceeding with respect thereto.

                                  ARTICLE VII.
                       CONDITIONS TO SELLER'S OBLIGATIONS

         The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction (unless waived in writing by Seller) of each of the following conditions as of the Closing Date:

         7.1. REPRESENTATIONS AND WARRANTIES. The representations and warranties of Purchaser contained in this Agreement shall have been true and correct on and as of the date of this Agreement and shall be true and correct on and as of the Closing Date, as though such representations and warranties are made on and as of the Closing Date (except that any representation or warranty made as of a specified date shall be true and correct on and as of such specified date). Purchaser shall have delivered to Seller a certificate of its President or a Vice President, dated the Closing Date, to the foregoing effect.

         7.2. COMPLIANCE WITH AGREEMENT. Purchaser shall have performed and complied in all material respects with all covenants and conditions to be performed or complied with by it on or prior to the Closing Date. Purchaser shall have delivered to Seller a certificate of its President or a Vice President, dated the Closing Date, to the foregoing effect.

         7.3. NO ADVERSE PROCEEDING. There shall not have been instituted or be pending any suit, action or other proceeding by any Governmental Agency or any other Person in which it is sought to restrain or prohibit or question the validity or legality of the transactions contemplated by this Agreement.

         7.4. HART-SCOTT-RODINO. All applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or otherwise been terminated without objection of any of the relevant federal authorities.

         7.5. LICENSE AND SERVICES AGREEMENT. The Company shall have duly executed and delivered to Seller the License and Services Agreement.

         7.6. TPNR AGREEMENT. If then applicable or still in effect, the waiting period required by Section 10.10 of that certain Agreement (the "TPNR AGREEMENT"), dated as of March 11, 1999, between the Company and TPN Register, LLC ("TPNR"), shall have expired or otherwise been waived by TPNR.

         7.7. CREDIT FACILITY CONSENTS. The requisite consent to the consummation of the transactions contemplated hereby shall have been received from the lenders under that certain Loan and Security Agreement, dated as of May 8, 1998, among the Company, Industrial Systems Associates, Inc., Bank of America, National Association, and the other lenders party thereto (the "CREDIT AGREEMENT").

         7.8. LEGAL OPINION. Seller shall have received an opinion dated the Closing Date from Foley, Hoag & Eliot LLP, special counsel for Purchaser, substantially in the form of EXHIBIT B hereto.

         7.9. ESCROW AGREEMENT. Purchaser shall have duly executed and delivered to Seller the Escrow Agreement.

         7.10. CORPORATE DOCUMENTS. Seller shall have received from Purchaser certified copies of the resolutions duly adopted by the board of directors of Purchaser approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and such resolutions shall be in full force and effect.

                                  ARTICLE VIII.
                      CONDITIONS TO PURCHASER'S OBLIGATIONS

         The obligation of Purchaser to consummate the transactions contemplated by this Agreement is subject to the satisfaction (unless waived in writing by Purchaser) of each of the following conditions as of the Closing Date:

         8.1. REPRESENTATIONS AND WARRANTIES. The representations and warranties of Seller contained in this Agreement shall have been true and correct on and as of the date of this Agreement and shall be true and correct on and as of the Closing Date, as though such representations and warranties are made on and as of the Closing Date (except that any representation or warranty made as of a specified date shall be true and correct on and as of such specified date). Seller shall have delivered to Purchaser a certificate of its President or a Vice President, dated the Closing Date, to the foregoing effect.

         8.2. COMPLIANCE WITH AGREEMENT. Seller shall have performed and complied in all material respects with all covenants and conditions to be performed or complied with by it on or prior to the Closing Date. Seller shall have delivered to Purchaser a certificate of its President or a Vice President, dated the Closing Date, to the foregoing effect.

         8.3. NO ADVERSE PROCEEDING. There shall not have been instituted or be pending any suit, action or other proceeding by any Governmental Agency or any other Person in which it is sought to restrain, prohibit or question the validity or legality of the transactions contemplated by this Agreement.

         8.4. HART-SCOTT-RODINO. All applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or otherwise been terminated without objection of any of the relevant federal authorities.

         8.5. TPNR AGREEMENT. If then applicable or still in effect, the waiting period required by Section 10.10 of the TPNR Agreement shall have expired or otherwise been waived by TPNR.

         8.6. RELEASE OF CERTAIN LIABILITIES: AFFILIATE AGREEMENTS. Purchaser shall have received evidence satisfactory to it of the satisfaction, release or discharge in full (without adverse tax consequences to the Company) of (a) any intercompany charge, account payable or other Indebtedness of the Company to Seller or any Affiliate of Seller and (b) any liability of the Company under the Promissory Note, dated January 28, 1997, issued by the Company to Jeffrey O. Beauchamp.

         8.7. RESIGNATIONS. Purchaser shall have received the written resignation of each director and officer of the Company, to take effect immediately upon acceptance thereof by the Company after the Closing.

         8.8. CREDIT FACILITY CONSENTS. The requisite consent to the consummation of the transactions contemplated hereby shall have been received from the lenders under the Credit Agreement and the Company (and any Company collateral) shall have been released by the Lenders.

         8.9. INDEMNIFICATION AGREEMENT. Seller shall have duly executed and delivered to Purchaser the Indemnification Agreement.

         8.10. ESCROW AGREEMENT. Seller shall have duly executed and delivered to Purchaser the Escrow Agreement.

         8.11. LEGAL OPINIONS. Purchaser shall have received opinions dated the Closing Date from (a) Willkie Farr &

Gallagher, special counsel for Seller, (b) Prickett, Jones, Elliott, Kristol & Schnee, special Delaware counsel for Seller, and (c) Craig Swartz, Esq., Vice President, Law, of Seller, substantially in the form of EXHIBIT C hereto.

         8.12. CONSENTS. All consents, Permits, authorizations, approvals and waivers which are listed on SCHEDULE 3.4 shall have been obtained.

         8.13. CORPORATE DOCUMENTS. Purchaser shall have received from Seller certified copies of the resolutions duly adopted by the board of directors of Seller approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and such resolutions shall be in full force and effect.

                                   ARTICLE IX.

                            THE CLOSING; TERMINATION

         9.1. THE CLOSING. The Closing of the transactions contemplated hereby (the "CLOSING") shall be held within five Business Days after each of the conditions precedent set forth in ARTICLES VII AND VIII have been satisfied or waived (the "CLOSING DATE"). The Closing shall be held at the offices of Willkie Farr & Gallagher, 787 Seventh Avenue, New York, New York, or such other location as the parties shall mutually select. At the Closing, all of the transactions provided for in ARTICLE II hereof shall be consummated on a substantially concurrent basis.

         9.2. DELIVERIES BY SELLER AT THE CLOSING. At the Closing, Seller shall deliver, or cause to be delivered, to Purchaser, the following items:

         (a) The duly executed officer's certificates and certified resolutions referred to in SECTIONS 8.1, 8.2 and 8.13;

         (b)  The consents listed on SCHEDULE 3.4;

         (c) The legal opinions referred to in SECTION 8.11; and

         (d) all other previously undelivered documents that Seller is required to deliver to Purchaser pursuant to this Agreement.

         9.3. DELIVERIES BY PURCHASER AT THE CLOSING. At the Closing, Purchaser shall deliver, or cause to be delivered, to Seller, the following items:

         (a) The duly executed officer's certificates and certified resolutions referred to in SECTIONS 7.1, 7.2 and 7.10;

         (b) The legal opinion referred to in SECTION 7.8;

         (c)  The Purchase Price; and

         (d) all other previously undelivered documents that Purchaser is required to deliver to Seller pursuant to this Agreement.

         9.4. TERMINATION. Anything in this Agreement to the contrary notwithstanding, this Agreement and the transactions contemplated hereby may be terminated in any of the following ways at any time before the Closing and in no other manner:

         (a)  By mutual written consent of Purchaser and Seller; or

         (b) By Purchaser or Seller if a final, non-appealable order of a federal or state court preventing consummation of the transactions contemplated hereby shall be in effect; or

         (c) By Purchaser or Seller (if such terminating party is not then in default of any obligation hereunder), if the Closing has not occurred on or before March 8, 2000.

         In the event this Agreement is terminated pursuant to this SECTION 9.4, all further obligations of the parties hereunder shall terminate, except for the obligations set forth in SECTIONS 5.2, 12.4 and 12.5, and except that nothing in this SECTION 9.4 shall relieve either party hereto of any liability for breach of this Agreement.

                                   ARTICLE X.
                                 INDEMNIFICATION

         10.1. SURVIVAL. All of the representations and warranties of Seller contained in Article III of this Agreement or in any certificate delivered by Seller pursuant to this Agreement will survive the Closing and continue in full force and effect: (a) in the case of the representations and warranties of Seller contained in SECTION 3.3 and 3.19, until 30 days after the expiration of the statute of limitations with respect to the matter to which the claim relates, and (b) in the case of any other representation or warranty of Seller contained in this Agreement and in the case of the last sentence of SECTION 10.2(A), until the date which is eighteen (18) months following the Closing Date. All of the representations and warranties of Purchaser contained in
Article IV of this Agreement or in any certificate delivered by Purchaser pursuant to this Agreement will survive the Closing and continue in full force and effect until the date which is eighteen months following the Closing Date. All of the covenants of Seller and Purchaser contained in this Agreement will survive the Closing and continue in full force and effect forever thereafter.

         10.2.  INDEMNIFICATION; CERTAIN LIMITATIONS.

         (a) In the event either party (the "INDEMNIFYING PARTY") breaches any of its representations, warranties or covenants contained in this Agreement or in any certificate delivered by it pursuant to this Agreement and provided that the other party (the "INDEMNIFIED PARTY") makes a written claim for indemnification against the Indemnifying Party within the applicable survival period, then the Indemnifying Party agrees to indemnify the Indemnified Party and its Affiliates from and against all Damages the Indemnified Party and any of its Affiliates suffers resulting from such event; PROVIDED, HOWEVER, the Indemnifying Party shall not have any obligation to indemnify the Indemnified Party or any such Affiliate from and against any Damages resulting from the breach of any representation or warranty contained in ARTICLE III OR IV, as the case may be, of this Agreement until the Indemnified Party has suffered aggregate Damages, by reason of all such breaches, in excess of $100,000 (after which point the Indemnifying Party will be obligated only to indemnify the Indemnified Party from and against further Damages in excess of $100,000). In addition, subject to the limitations set forth in the preceding sentence and
SECTION 10.1 and SECTION 10.2(B), Seller will indemnify Purchaser and its Affiliates from and against any Damages that may be incurred by Purchaser or its Affiliates arising out of the Company's performance or alleged failure to perform under any contract for the provision by the Company of products or services to any third party, which performance or alleged failure to perform took place at any time prior to the Closing Date; PROVIDED, HOWEVER, that any such performance or alleged failure to perform that could be the subject of a claim for indemnification under the Indemnification Agreement (irrespective of whether the Indemnification Agreement is then in effect) shall not be subject to this sentence.

         (b) To the extent the aggregate Damages Purchaser and its Affiliates have suffered exceeds fifty percent (50%) of the Purchase Price (the "CAP") by reason of (i) all breaches of representations and warranties of Seller contained in ARTICLE III of this Agreement and (ii) the provisions of the last sentence of
SECTION 10.2(A), Seller will have no obligation to indemnify Purchaser or its Affiliates from and against further Damages in excess of the Cap; PROVIDED, HOWEVER, that Seller shall be obligated to indemnify Purchaser and its Affiliates from and against Damages resulting from a breach of the representations and warranties set forth in Section 3.15 in a maximum amount equal to one hundred percent (100%) of the Purchase Price; PROVIDED, FURTHER, HOWEVER, that except as set forth in the last sentence of this Section 10.2(b), Seller shall not be obligated to indemnify Purchaser or its Affiliates under this Agreement in an amount which shall exceed one hundred percent of the Purchase Price. Notwithstanding the foregoing, nothing in this Agreement shall be deemed to limit the amount of Damages (i) for which Seller shall indemnify Purchaser and its Affiliates arising out of any fraudulent misrepresentations by Seller or for the breach by Seller of the representations and warranties set forth in SECTION 3.3 or SECTION 3.19 of this Agreement or (ii) for which

Purchaser shall indemnify Seller and its Affiliates arising out of any fraudulent misrepresentations by Purchaser.

         (c) The Indemnification provided for in SECTION 10.2(A) shall survive any investigation at any time made by or on behalf of the Indemnified Party or of any knowledge or information that the Indemnified Party may have.

         10.3.  MATTERS INVOLVING THIRD PARTIES.

         (a) If any third party notifies an Indemnified Party with respect to any matter which may give rise to a claim for indemnification against the Indemnifying Party under this ARTICLE X, other than any claim relating to any inaccuracy as of the Closing Date of a representation or warranty under SECTION
3.19 of this Agreement (a "TAX CLAIM"), then the Indemnified Party will notify the Indemnifying Party thereof promptly and in any event within five Business Days after receiving any written notice from a third party; provided that no delay on the part of the Indemnified Party in notifying the Indemnifying Party will relieve the Indemnifying Party from any obligation hereunder unless, and then solely to the extent that, the Indemnifying Party is materially prejudiced thereby. Once the Indemnified Party has given notice of the matter to the Indemnifying Party, the Indemnified Party may defend against the matter in a manner which it reasonably deems to be appropriate, subject to the following sentence. In the event the Indemnifying Party notifies the Indemnified Party after the date the Indemnified Party has given notice of the matter that the Indemnifying Party is assuming the defense of such matter, (a) the Indemnifying Party will defend the Indemnified Party against the matter with counsel of its choice reasonably satisfactory to the Indemnified Party, (b) the Indemnified Party may retain separate counsel at its sole cost and expense (except that the Indemnifying Party will be responsible for the fees and expenses of such separate co-counsel to the extent the Indemnified Party is advised, in writing by its counsel, that the counsel the Indemnifying Party has selected has a conflict of interest), (c) the Indemnified Party will not consent to the entry of a judgment or enter into any settlement with respect to the matter without the written consent of the Indemnifying Party (not to be withheld or delayed unreasonably), and (d) the Indemnifying Party will not consent to the entry of a judgment with respect to the matter or enter into any settlement which does not include a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all liability with respect thereto, without the written consent of the Indemnified Party (not to be withheld or delayed unreasonably). Such assumption of the defense shall not prejudice the right of the Indemnifying Party to claim at a later date that such third party action is not a proper matter for indemnification pursuant to this ARTICLE X.

         (b) The Indemnifying Party shall have no obligation to indemnify or hold harmless the Indemnified Party pursuant to

SECTION 10.2 for any Damages to the extent that (i) the Indemnified Party has actually recovered such Damages (net of expenses of recovery) from any Person other than the Indemnifying Party, or (ii) the Indemnified Party has received insurance proceeds in respect of such Damages or has failed to use reasonable efforts to enforce its rights under any insurance policy it may have that would provide coverage for such Damages. The Indemnified Party hereby assigns to the Indemnifying Party any right the Indemnified Party may have against any Person (other than the Indemnifying Party) to recover any amounts that the Indemnifying Party has paid to the Indemnified Party pursuant to SECTION 10.2.

         (c) With respect to any Tax Claim, if a claim is made by any taxing authority which, if successful, is likely to result in an indemnity payment to Purchaser or any of its Affiliates pursuant to this ARTICLE X, Purchaser shall notify Seller of such claim, stating the nature and basis of such claim and the amount thereof, to the extent known. Failure to give such notice shall not relieve Seller from any liability which it may have on account of this indemnification or otherwise, except to the extent that Seller is materially prejudiced thereby. Seller will have the right, at its option, upon timely notice to Purchaser, to assume control of any defense of any Tax Claim (other than a Tax Claim relating solely to any Straddle Period) with its own counsel. Costs of such Tax Claims are to be borne by Seller unless the Tax Claim relates to taxable periods ending after the Closing Date, in which event such costs will be fairly apportioned between Purchaser and Seller. Purchaser shall, and shall cause the Company to, cooperate with Seller in contesting any Tax Claim, which cooperation shall include the retention and, upon request of Seller, the provision of records and information which are reasonably relevant to such Tax Claim and making employees available to provide additional information or explanation of any material provided hereunder. Purchaser and Seller shall jointly control all proceedings taken in connection with any claims for Taxes relating solely to a Straddle Period of the Company.

         10.4. EXCLUSIVE REMEDY. The indemnification provisions set forth in this ARTICLE X will constitute the sole and exclusive recourse and remedy for monetary damages available to the parties hereto with respect to the breach of any representation, warranty or covenant contained in this Agreement or in any certificate delivered pursuant to this Agreement.

         10.5. PURCHASE PRICE ADJUSTMENT. Any payments by an indemnifying party under this ARTICLE X shall be treated as an adjustment to the Purchase Price for all foreign, federal, state and local income tax purposes.

                                   ARTICLE XI.
                             EMPLOYEE BENEFIT PLANS

         11.1.  WELFARE PLANS.

         (a) Business Employees shall cease active participation in the Employee Welfare Benefit Plans maintained by Seller as of the Closing Date.

         (b) Effective as of the Closing Date, Purchaser shall establish or amend its group health plan to the extent necessary, so that Business Employees who participated in Seller's Employee Welfare Benefit Plans on the Closing Date shall be eligible to enroll in Purchaser's Employee Welfare Benefit Plans which provide medical benefits without (i) any waiting periods, (ii) any evidence of insurability and (iii) application of any preexisting physical or mental condition restrictions, except to the extent that such waiting period, evidence of insurability, or preexisting physical or mental condition restrictions would apply under Seller's Employee Benefit Welfare Plans. Claims incurred by the Business Employees during 1999 and prior to the Closing Date under Seller's Employee Welfare Benefit Plans which provide medical benefits shall be counted for purposes of applying deductibles, out-of-pocket maximums, benefit maximums and all other similar limitations under Purchaser's Employee Welfare Benefit Plans.

                                  ARTICLE XII.
                            MISCELLANEOUS PROVISIONS

         12.1. NOTICES. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when delivered personally to the recipient or when sent to the recipient by telecopy (receipt confirmed) if during normal business hours of a Business Day, otherwise, on the next Business Day, (b) one (1) Business Day after the date when sent to the recipient by reputable express courier service (charges prepaid) or (c) seven (7) Business Days after the date when mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid. Such notices, demands and other communications will be sent to Seller and to Purchaser at the addresses indicated below:

       If to Purchaser:             Project Software & Development, Inc.
                                    100 Crosby Drive
                                    Bedford, Massachusetts 01730
                                    Attention:  Chief Financial Officer
                                    Facsimile No.  (781) 280-2225

       With a copy                  Foley, Hoag & Eliot LLP
        (which shall not            One Post Office Square
        constitute notice)          Boston, Massachusetts 02109
        to:                         Attention:  Robert W. Sweet, Jr., Esq.
                                    Facsimile No. (617) 832-7000

       If to Seller:                Strategic Distribution, Inc.
                                    3220 Tillman Drive
                                    Suite 200
                                    Bensalem, Pennsylvania 19020
                                    Attention:  President
                                    Facsimile No. (215) 633-4427

       With a copy                  Strategic Distribution, Inc.
         (which shall not           c/o Interlaken Capital, Inc.
         constitute notice)         475 Steamboat Road
         to:                        Greenwich, Connecticut 06830
                                    Attention:  William L. Mahone, Esq.
                                    Facsimile No. (203) 629-8554

       With a copy                  Willkie Farr & Gallagher
         (which shall not           787 Seventh Avenue
         constitute notice)         New York, New York 10019
         to:                        Attention:  Neil Novikoff, Esq.
                                    Facsimile No. (212) 728-8111

or to such other address as either party hereto may, from time to time, designate in writing delivered in a like manner.

         12.2. AMENDMENTS. The terms, provisions, and conditions of this Agreement may not be changed, modified, or amended in any manner except by an instrument in writing duly executed by the parties hereto.

         12.3.  BINDING EFFECT; ASSIGNMENT AND PARTIES IN INTEREST.

         (a) This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

         (b) Neither this Agreement nor any of the rights, duties, or obligations of either party hereunder may be transferred or assigned (by operation of law or otherwise) by either party hereto except (i) with the prior written consent of the other party hereto, or (ii) in the case of Purchaser, to an Affiliate of Purchaser, PROVIDED, THAT, the assignor shall remain liable in respect of all its obligations.

         (c) This Agreement will not confer any rights or remedies upon any Person other than the parties hereto and their respective permitted successors and assigns.

         12.4. ANNOUNCEMENTS. All press releases, notices to customers and suppliers and other announcements prior to the Closing Date with respect to this Agreement and the transactions contemplated by this Agreement shall be approved by both Purchaser and Seller prior to the issuance thereof; provided that either party may make any public disclosure it believes in good faith after consultation with outside counsel is required by law or regulation (in which case the disclosing party will advise the other party prior to making such disclosure and provide the other party an opportunity to review the proposed disclosure).

         12.5. EXPENSES. Except as set forth in SECTIONS 6.1 and 6.2 and ARTICLE X, each party to this Agreement will bear all of its legal, accounting, investment banking, and other expenses incurred by it or on its behalf in connection with the transactions contemplated by this Agreement, whether or not such transactions are consummated.

         12.6. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, supersedes and is in full substitution for any and all prior agreements and understandings between them relating to such subject matter, and no party shall be liable or bound to the other party hereto in any manner with respect to such subject matter by any warranties, representations, indemnities, covenants, or agreements except as specifically set forth herein or in an amendment hereto executed in accordance with SECTION 12.2 hereof. The Confidentiality Agreement and the Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.

         12.7. DESCRIPTIVE HEADINGS. The descriptive headings of the several sections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

         12.8. COUNTERPARTS. For the convenience of the parties, any number of counterparts of this Agreement may be executed by any one or more parties hereto, and each such executed counterpart shall be, and shall be deemed to be, an original, but all of which shall constitute, and shall be deemed to constitute, in the aggregate but one and the same instrument.

         12.9. GOVERNING LAW. This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the State of Delaware, applicable to contracts made and to be performed within such State. Any legal action or other proceeding for any purpose with respect to this Agreement shall be brought in the state or federal courts in the State of Delaware. The parties hereby submit to the exclusive jurisdiction of such courts and waive any objection to the propriety or convenience of venue in such courts.

         12.10. CONSTRUCTION. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against either party. Any references to any federal, state, local or foreign statute or law will also refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

         12.11. SEVERABILITY. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

         12.12. SPECIFIC PERFORMANCE. Without limiting or waiving in any respect any rights or remedies of either party under this Agreement now or hereinafter existing at law or in equity or by statute, each party shall be entitled to seek specific performance of the obligations to be performed by the parties in accordance with the provisions of this Agreement.

         IN WITNESS WHEREOF, Seller and Purchaser have executed and delivered this Agreement as of the day and year first written above.

                                    STRATEGIC DISTRIBUTION, INC.

                                    By:     /s/ John M. Sergey
                                       -------------------------------------
                                         Name: John M Sergey
                                         Title: President & Chief Executive
                                                 Officer

                                    PROJECT SOFTWARE & DEVELOPMENT, INC.

                                    By:    /s/ Norman E. Drapeau
                                       -------------------------------------
                                         Name: Norman E. Drapeau
                                         Title: President & CEO

                                                                       EXHIBIT A

                         LICENSE AND SERVICES AGREEMENT

         AGREEMENT made as of this ____ day of ___________, 2000, by and between INTERMAT, INC., a Delaware corporation ("Licensor"), and STRATEGIC DISTRIBUTION, INC., a Delaware corporation ("SDI" and, together with its subsidiaries, "Licensee").

                              W I T N E S S E T H:

         WHEREAS, the execution and delivery of this Agreement by Licensor is a condition precedent to the obligations of SDI under that certain Stock Purchase Agreement, dated as of January 11, 2000, by and between SDI and PROJECT SOFTWARE & DEVELOPMENT, INC. (the "Purchase Agreement").

         WHEREAS, Licensor is the owner or licensee of the Intellectual Property (as defined below).

         NOW, THEREFORE, in consideration of the mutual covenants contained herein and in the Purchase Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

         1. LICENSE. (a) Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee, and Licensee hereby accepts from Licensor, a non-exclusive, royalty-free, perpetual, worldwide license, or sublicense, with respect to Intellectual Property owned by third parties:

                  (i) to use Licensor's then current version of its Standard Modifier Dictionary, its Struxure materials data management software, its MRO.Master and its Struxure.net software, including such modifications, enhancements and updates thereto as are made available by Licensor to Licensee pursuant to Section 3 below, and regardless of whether such products are from time to time renamed (collectively, the "Licensed Products"), in object-code form only, and solely in conjunction with the operation by Licensee of an In-Plant Store -Registered Trademark- program for a customer of Licensee. For purposes of this paragraph, an " In-Plant Store -Registered Trademark- program" shall mean a contractual arrangement under which Licensee operates a facility at a customer site or remote site at which Licensee performs on behalf of such customer some or all of the functions of purchasing, receiving, stocking, inventory management, internal logistics, sourcing, issuing and delivering maintenance, repair and operations supplies and other materials used in the operation of such customer's business; and

                  (ii) to use the marks "Standard Modifier Dictionary," "Struxure," "Intermat" and such other trademarks, service marks, trade dress or trade names as are from time to time used by Licensor to identify the Licensed Products (collectively, the "Licensed Marks"), such use by Licensee of the Licensed Marks to be made solely in connection with the use by Licensee of the Licensed Products in the manner contemplated hereby.

         (b) As used herein, "Intellectual Property" shall mean the Licensed Products, the Licensed Marks and any and all of the following currently or in the future owned by, licensed to or otherwise used by Licensor: (i) patentable inventions, discoveries, improvements, ideas, know-how, industrial designs, formula methodology, processes, algorithms, data, technology, computer programs, software and databases, including all updates, enhancements, modifications, revisions, additions, replacements and conversions thereof or thereto, and applications and patents in any jurisdiction pertaining thereto; (ii) trademarks, service marks, trade dress, trade names and all goodwill associated with the foregoing, for use by Licensee solely for promotional, marketing, advertising or similar purposes; (iii) copyrights in writings, designs, software programs and software, mask works and other works, and applications and registrations in any jurisdiction pertaining thereto; and (iv) licenses and all other rights in any of the foregoing

         (c) Licensee shall not use the Licensed Products or any other Intellectual Property of Licensor except as expressly permitted by this Agreement. All rights in the Intellectual Property not specifically granted herein are reserved to Licensor.

         2. PROVISION OF SERVICES. (a) Licensor shall provide to Licensee, for the duration and pursuant to the terms of this Agreement, third-party data content processing or transformation services as set forth on Schedule A (the "Services").

         (b) The fees for the Services shall be as set forth on Schedule A, as amended from time to time by agreement of the parties.

         (c) Licensor shall use all reasonable efforts to provide the Services promptly; PROVIDED, HOWEVER, if Licensor, in the reasonable judgment of Licensee, does not timely provide the Services, Licensor shall then use its best efforts to remedy the problem upon receipt of notice thereof.

         3. MAINTENANCE; UPDATES. During the term of this Agreement, Licensor shall provide Licensee with (a) any updates, enhancements, modifications, revisions, additions, replacements or conversions of or to the Licensed Products within thirty (30) days of becoming generally available and (b) with technical assistance and support, including telephone hot-line support, consistent with that generally provided by Licensor to its customers that are under maintenance contracts. In addition, if during the term of this Agreement Licensor shall perform any enhanced data content processing or transformation services on any data of Licensee (whether such data was initially processed or transformed by Licensor pursuant to this Agreement or any prior arrangement with Licensee), Licensor shall promptly provide such enhanced data to Licensee at no additional cost to Licensee. All of the foregoing are collectively referred to herein as "Maintenance and Update Services". In consideration for the Maintenance and Update Services, Licensee shall pay, in advance, commencing on the date of this Agreement and annually thereafter, an annual fee (the "Annual Maintenance Fee") equal to $100,000. Licensee may notify Licensor in writing, not less than ninety (90) days prior to the expiration of any such annual term, that it elects to discontinue utilizing Maintenance and Update Services, effective upon the expiration of such term; and no further Annual Maintenance Fee shall be payable unless Licensee thereafter notifies Licensor in writing that it elects to recommence utilizing Maintenance and Update Services, in which case Licensee shall pay to Licensor all Annual Maintenance Fees that would otherwise have been payable if no election to discontinue utilizing Maintenance and Update Services had been made.

         4. PROPRIETARY RIGHTS. (a) Licensee expressly understands and agrees that the Intellectual Property includes valuable proprietary information and trade secrets of Licensor embodying substantial creative efforts and confidential information, ideas and expressions. Licensee agrees: (i) to protect the confidentiality of such Intellectual Property, including without limitation, agreeing not to disclose or otherwise permit any other Person access to, in any manner, such Intellectual Property, except that such disclosure or access shall be permitted to an employee of Licensee requiring access to the Intellectual Property during the term of his or her employment or otherwise as required by law; (ii) to ensure that Licensee's employees, agents, representatives, independent contractors and guests are advised of the confidential nature of such Intellectual Property and are prohibited from copying or revealing, for any use inconsistent with the terms of this Agreement, the contents of such Intellectual Property, or from taking any action otherwise prohibited to Licensee under this Section; (iii) not to alter or remove any copyright or other proprietary rights notice or identification which indicates Licensor's ownership of any part of such Intellectual Property; and (iv) to notify Licensor promptly in writing of the circumstances surrounding any possession, use or knowledge of such Intellectual Property by any Person other than those authorized by this
Section 4. Licensor and Licensee agree that the confidentiality provisions contained in this Section 4 shall not apply to information that is public knowledge prior to the date of this Agreement, becomes public knowledge through no fault of the parties or their representatives, independent contractors or guests or is received in good faith from a third party who had such information independently from the parties hereto.

         (b) Licensee is entitled solely to nonexclusive use of the Licensed Products and the Licensed Marks within the terms and conditions of this Agreement and, thus, shall not acquire any ownership rights in or to the Licensed Products and the Licensed Marks. Licensee agrees not to take any action that might encumber or expose the Licensed Products and the Licensed Marks to any Lien. Upon termination of this Agreement for any reason, Licensee's right to use the Licensed Products and the Licensed Marks shall end immediately and Licensee agrees at that time to return to Licensor all documents, data, information or materials furnished by Licensor. Licensee further agrees that, upon termination of this Agreement for any reason, the provisions of Section 4(a) of this Agreement shall continue in full force and effect and shall be binding upon Licensee following such termination.

         (c) With respect to any data of Licensee that has been or is hereafter enhanced or transformed by Licensor, whether pursuant to this Agreement or any prior arrangement between Licensor and Licensee ("Enhanced Data"), each of Licensor and Licensee shall be entitled to use, reproduce and otherwise exploit such Enhanced Data in such manner as Licensor or Licensee, respectively, may deem appropriate.

         5. QUALITY CONTROL AND APPROVALS. All items used by Licensor bearing any of the Licensed Marks shall be maintained at a high-quality standard reasonably acceptable to Licensor. Upon Licensor's reasonable request, Licensee agrees to furnish Licensor for written approval samples of any such items prior to distribution by Licensee. Any items submitted to Licensor for approval shall be deemed approved if Licensor neither approves or disapproves such items within thirty (30) days after receipt by Licensor of Licensee's written request for approval of such terms.

         6. NOTIFICATION. Licensee shall notify Licensor promptly if it becomes aware of:

                  a. any alleged infringement by Licensor of any intellectual property rights of any third party; or

                  b. any alleged infringement of the Intellectual Property.

         7. LICENSEE'S ASSISTANCE. Licensee shall, at Licensor's expense, furnish whatever reasonable assistance Licensor may request to enable Licensor to assert and prosecute claims or defend against any action arising in connection with Section 6 of this Agreement or otherwise to protect Licensor's rights in the Intellectual Property.

         8.       TERMINATION.

         This Agreement may be terminated as follows, effective upon delivery of written notice of termination or at such later termination date as may be set forth in such notice, without prejudice to any other rights the terminating party may have:

         a. Licensor may terminate this Agreement in the event that Licensee has breached a material obligation under this Agreement and failed to remedy such breach within sixty (60) days after receipt of written notice thereof from Licensor and thereafter a court of competent jurisdiction makes a final determination that Licensee has breached such material obligation.

         b. Licensee may terminate this Agreement at any time upon written notice to Licensor.

         9. EFFECTIVE DATE; TERM. This Agreement shall be effective from the date first written above and shall continue indefinitely unless sooner terminated pursuant to the terms of this Agreement.

         10. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the United States and The Commonwealth of Massachusetts, without giving effect to the conflict of laws provisions thereof.

         11. CONSENT TO JURISDICTION. Any legal action or other proceeding for any purpose with respect to this Agreement or the license granted hereunder shall be brought in the state or federal courts in The Commonwealth of Massachusetts. The parties hereby submit to the exclusive jurisdiction of such courts and waive any objection to the propriety or convenience of venue in such courts.

         12. EQUITABLE RELIEF. Licensee acknowledges and agrees that its failure to perform its obligations under this Agreement or its breach of any provision hereof would result in irreparable damage to Licensor and no adequate remedy at law would exist for such damage. In the event of such failure or breach, Licensor shall be entitled to equitable relief and such further relief as any court of competent jurisdiction may deem just and proper, in addition to, and without prejudice to, any other relief to which Licensor may be entitled.

         13. ASSIGNMENT; SUBLICENSE. This Agreement shall be binding on the parties hereto and their respective successors and permitted assigns.

         14. AMENDMENTS. No provision of this Agreement may be changed or amended except by a writing signed by each party hereto.

         15. WAIVERS. No provision of this Agreement may be waived except by a writing signed by the party entitled to the benefit of such provision. No waiver by either party of any provision hereof shall be deemed a waiver by such party of any subsequent violation thereof or of any other provision hereof.

         16. INVALIDITY OF PARTICULAR PROVISIONS. If any provision of this Agreement shall to any extent be held invalid or unenforceable, such invalid or unenforceable provision shall be reformed to the extent required to make it valid and enforceable to the maximum extent possible under the law, and the remainder of this Agreement shall not be affected thereby, with each provision hereof being valid and enforceable to the fullest extent permitted by law.

         17. NOTICES; CONSENTS. All notices, consents, approvals, and other communications hereunder shall be in writing and shall be considered given: (a) upon personal delivery or delivery by facsimile; or (b) three (3) business days after being deposited with a reputable "overnight" courier service, in each case addressed to the notified party at the following address (or such other address as such party may specify by notice to the other delivered in accordance with this Section 17):

       If to Licensor:              Intermat, Inc.
                                    c/o Project Software & Development, Inc.
                                    100 Crosby Drive
                                    Bedford, Massachusetts 01730
                                    Attention:  Chief Financial Officer
                                    Facsimile No.  (781) 280-2225

       With a copy                  Foley, Hoag & Eliot LLP
         (which shall not           One Post Office Square
         constitute notice)         Boston, Massachusetts 02109
         to:                        Attention:  Robert W. Sweet, Jr., Esq.
                                    Facsimile No. (617) 832-7000

       If to Licensee:              Strategic Distribution, Inc.
                                    3220 Tillman Drive
                                    Suite 200
                                    Bensalem, Pennsylvania 19020
                                    Attention:  President
                                    Facsimile No. (215) 633-4427

       With a copy                  Strategic Distribution, Inc.
         (which shall not           c/o Interlaken Capital, Inc.
         constitute notice)         475 Steamboat Road
         to:                        Greenwich, Connecticut 06830
                                    Attention:  William L. Mahone, Esq.
                                    Facsimile No. (203) 629-8554

       With a copy                  Willkie Farr & Gallagher
         (which shall not           787 Seventh Avenue
         constitute notice)         New York, New York 10019
         to:                        Attention:  Neil Novikoff, Esq.
                                    Facsimile No. (212) 728-8111

         18. SOLE UNDERSTANDING. This Agreement represents the entire and sole agreement and understanding of both parties with respect to its subject matter and supersedes all other prior agreements, understandings and communications with respect thereto.

         19. COUNTERPARTS. This Agreement may be executed in counterparts, which together shall constitute one instrument.

         20. HEADINGS. Headings and sub-headings are used herein as a matter of convenience only and shall have no bearing on the interpretation of the provisions of this Agreement.

         IN WITNESS WHEREOF, this Agreement has been executed by the duly authorized representatives of the parties as of the date first written above.

                              INTERMAT, INC.

                              By:_____________________________
                                 Name:
                                 Title:

                              STRATEGIC DISTRIBUTION, INC.

                              By:_____________________________
                                 Name:
                                 Title:

                                                                      SCHEDULE A

- In-Plant Store -Registered Trademark- data cataloging services, which normally consist of noun/modifier/validation work. Services can be expanded or contracted AS mutually agreeable.

         - Cost (which includes: (1) labor cost charged directly to project for data conversion, programming, data processing and project management, (2) benefits burden and (3) overhead burden) plus 33% mark-up.
         - Cost rates to be reestablished by Licensor in consultation with Licensee annually to be effective at the beginning of each calendar year. Licensee shall have the right to verify Licensor's basis for such reestablished cost rates.

-        Special project work (SKU's of 100,000 or more)

         - Cost (which includes: (1) labor cost charged directly to project for data conversion, programming, data processing and project management, (2) benefits burden and (3) overhead burden) plus 25% mark-up.
         -        Project work to be mutually agreed upon.
         -        Project cost to be separately negotiated.
         -        Performance subject to available capacity.

                        OPINION OF COUNSEL FOR PURCHASER

                  The following opinions are to be provided by Purchaser's special counsel, subject to customary assumptions, limitations and qualifications. All capitalized terms used herein without definition shall have the meanings ascribed thereto in the Agreement.

                  1. Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation and has full corporate power and authority to own its properties and to carry on the business presently being conducted by it.

                  2. Purchaser has full corporate power and authority to execute and deliver the Agreement, the Indemnification Agreement and the Escrow Agreement, and the execution and delivery by Purchaser of the Agreement, the Indemnification Agreement and the Escrow Agreement and the consummation of the transactions contemplated thereby have been duly and validly authorized by all necessary corporate action on the part of Purchaser, and the Agreement, the Indemnification Agreement and the Escrow Agreement constitute the legal, valid and binding obligations of Purchaser enforceable in accordance with their terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium, or similar laws from time to time in effect which affect creditors' rights generally, and by legal and equitable limitations on the enforceability of specific remedies.

                  3. Neither the execution and delivery of the Agreement, the Indemnification Agreement or the Escrow Agreement by Purchaser, nor the consummation of the transactions contemplated thereby, nor the fulfillment of the terms and compliance with the provisions thereof will conflict with or result in a material breach of or a material default (or in an occurrence which with the lapse of time or action by a third party, or both, could result in a material default) with respect to any of the terms, conditions or provisions of any applicable order, writ or decree of any court or of any Governmental Agency, applicable to Purchaser, or of the Articles of Organization or By-Laws of Purchaser, or, to the knowledge of such counsel, of any indenture, contract, agreement, lease, or other instrument to which Purchaser is a party or subject or by which Purchaser or any of its properties or assets are bound, or of any applicable statute, rule, or regulation to which Purchaser or its businesses are subject.

                  4. To the knowledge of such counsel, there are no actions, causes of action, claims, suits, proceedings, orders, writs, injunctions, or decrees pending or, to the knowledge of such counsel, threatened against Purchaser at law, in equity, or admiralty, or before or by any Governmental Agency, which seek to restrain or enjoin the consummation of the transactions contemplated by the Agreement.


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

                                                                       EXHIBIT C

                          OPINION OF COUNSEL FOR SELLER

                  The following opinions are to be provided subject to customary assumptions, limitations and qualifications. All capitalized terms used herein without definition shall have the meanings ascribed thereto in the Agreement.

                  1. Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.*

                  2. Seller has full corporate power and authority to execute and deliver the Agreement, the Indemnification Agreement and the Escrow Agreement, and the execution and delivery by Seller of the Agreement, the Indemnification Agreement and the Escrow Agreement and the consummation of the transactions contemplated thereby have been duly and validly authorized by all necessary corporate action on the part of Seller, and the Agreement, the Indemnification Agreement and the Escrow Agreement constitute the legal, valid and binding obligation of Seller enforceable in accordance with their terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium, or similar laws from time to time in effect which affect creditors' rights generally, and by legal and equitable limitations on the enforceability of specific remedies.**

                  3. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to own its properties and to conduct its business as presently conducted.*

                  4. The authorized capital stock of the Company consists of 1,000 shares of common stock, par value $0.01 per share, of which 100 shares are outstanding and are held of record by Seller. The Shares constitute all of the issued and outstanding capital stock of the Company. The Shares have been duly authorized and validly issued, and are fully paid and nonassessable and no personal liability attaches to the ownership thereof. Except as set forth on
Schedule 3.3 to the Agreement there are no outstanding options, warrants, agreements, conversion rights, voting agreements, rights of first refusal, preemptive rights or other rights to subscribe for, purchase or otherwise acquire any of the Shares or any unissued or treasury shares of capital stock of the Company. Assuming Purchaser has purchased the Shares without notice of any adverse claim, Purchaser will have acquired all of Seller's right in the Shares free and clear of any Liens.***

                  5. Except as set forth on Schedule 3.4 to the Agreement, neither the execution and delivery of the Agreement, the Indemnification Agreement or the Escrow Agreement by Seller, nor the consummation of the transactions contemplated thereby will (A) (1) violate any provision of its Certificate of Incorporation or Bylaws or (2) require any consent, waiver, approval, license, authorization or permit of, or filing with or notification to, any Governmental Agency, or (B) to the knowledge of such counsel (1) result in the creation of any Lien upon the assets of the Company, (2) violate any order, writ, judgment, injunction, decree, statute, ordinance, rule or regulation of any Governmental Agency applicable to the Company or by which any of its properties or assets may be bound or (3) result in the termination of or loss of any material right (or give others the right to cause such a termination or loss) under any Lease, Permit or Contract to which the Company is a party or by which it may be bound.***

                  6. Except as set forth on Schedule 3.18 to the Agreement, to the knowledge of such counsel, there are no actions, causes of action, claims, suits, or proceedings pending or threatened against the Company or affecting the operation of the Company at law, in equity, or admiralty, or before or by any Governmental Agency; except as set forth on Schedule 3.15 to the Agreement, to the knowledge of such counsel, no claim has been asserted or is threatened by any Person, to the effect that the development, sale, licensing or use of any of the products of the Company infringes on any copyright, patent, trademark, service mark or trade secret or other intellectual property right of any third party.***

          *    To be rendered by Willkie Farr & Gallagher.

          ** To be rendered by Willkie Farr & Gallagher. Opinion as to Section 271 of the Delaware General Corporation Law to be rendered by Prickett, Jones, Elliott, Kristol & Schnee.

          ***  To be rendered by Craig Swartz, Esq., Seller's Vice President,
               Law

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